THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION

If you are in any doubt as to the action you should take, you should seek your own personal financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other independent financial adviser authorised under the Financial Services and Markets Act 2000 if you are in the United Kingdom or, if you are not, another appropriately authorised independent financial adviser.

This document should be read in conjunction with the accompanying Form of Acceptance.

If you sell or have sold or otherwise transferred all of your ADSL Shares (other than pursuant to the Offer) you should forward this document and the accompanying documents (but not the personalised Form of Acceptance) as soon as possible to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected. However, these documents must not be forwarded, distributed or transmitted in, into or from any jurisdiction where to do so would violate the laws in that jurisdiction. If you have sold or otherwise transferred part only of your holding of ADSL Shares you should retain these documents and contact your stockbroker, bank or other agent through whom the sale or transfer was effected.

Recommended Share Offer
For
Asia Distribution Solutions Limited
By
Yarraman Winery Inc.

Asia Distribution Solutions Limited

A letter of recommendation in respect of the Offer from the Chairman of Asia Distribution Solutions Limited is set out on pages 2 to 10 of this document.

Evolution Securities China Limited, which is authorised and regulated in the United Kingdom by the Financial Services Authority for the conduct of investment business, is acting exclusively for ADSL and for no-one else in connection with the Offer and will not be responsible to anyone other than ADSL for providing the protections afforded to clients of Evolution Securities China Limited, nor for providing advice in relation to the Offer or any matters referred to herein.

To accept the Offer in respect of ADSL Shares held in Certificated Form, the Form of Acceptance must be completed, signed and returned together with your share certificate(s) and any other documents of title by post or (during normal business hours only) by hand to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Kent, Beckenham, BR3 4TU as soon as possible and, in any event, so as to be received by Capita Registrars no later than 1.00 pm (London time) on 19th December 2008 by following the procedure set out in the Form of Acceptance and paragraph 11 of Part II of this document.

To accept the Offer in respect of ADSL Depository Interests, you must first withdraw the underlying ADSL Shares from the ADSL Depository Interest arrangements by inserting your Stock Withdrawal in the usual way and in accordance with the established CREST procedures. You will then be sent a share certificate in respect of the underlying ADSL Shares. The Form of Acceptance must be completed, signed and returned together with the share certificate to Capita Registrars at the address, and in accordance with the procedures, set out above. If you are a CREST sponsored member, you must refer to your CREST sponsor as only your CREST sponsor will be able to action your withdrawal.

IMPORTANT NOTICE

ADSL Shareholders are reminded that the City Code does not apply to ADSL as it is incorporated in the Cayman Islands and that the Offer will not be regulated by the UK takeover authorities. The Implementation Agreement contains provisions as to the conduct of the Offer, which have been reflected in the terms of the Offer as set out in Appendix 1 of this document.

The certificates representing the New YRMN Shares shall be restricted from resale in the United States until the New YRMN Shares have been registered for resale, save where an exemption from the registration requirements is available for any such resale. Upon issuance the New YRMN Shares shall bear the following restrictive legend:

“THESE SECURITIES HAVE BEEN ISSUED IN RELIANCE UPON THE EXEMPTION PROVIDED BY REGULATION S OF THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”) AND HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION O R THE SECURITIES COMMISSION OF ANY STAT E OR OTHER JURISDICTION, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTI O N F RO M, O R IN A TRAN S AC TI O N N OT S UBJE C T TO , THE RE G I S TRATI O N REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.”

After completion of the Offer, YRMN intends to file a registration statement with the United States Securities and Exchange Commission for the purpose of registering for resale all of the New YRMN Common Shares issued in connection with the Offer (including the New YRMN Common Shares created on the conversion of the New YRMN Preferred Shares). In connection with the registration of the New YRMN Common Shares you will need to complete and sign the Questionnaire and return it to Yarraman at Fleet House, 8-12 New Bridge Street, London, ECV4 6AL United Kingdom no later than 1:00 pm (London time) on 19thDecember 2008. Your failure to return the Questionnaire to YRMN will preclude your New YRMN Common Shares from being included in the registration statement covering the resale of the New YRMN Common Shares. The information provided by you in the Questionnaire will be used by and relied upon by YRMN in connection with the preparation and completion of the registration statement covering the resale of the New YRMN Common Shares.

ADSL Shareholders should be aware that, whilst they will acquire title to their YRMN Common Shares immediately upon issue, they will not be able to trade them for up to six months following their issue. Please see paragraph 13 of Part II for further details.

The contact information for the transfer agent and registrar in the United States for YRMN Common Shares is:

Pacific Stock Transfer Company
500 E. Warm Springs Road, Suite 240
Las Vegas, NV 89119
Telephone: 702-361-3033
Fax: 702-433-1979
Web address: www.pacificstocktransfer.com

i

FORWARD-LOOKING STATEMENTS

This document contains a number of forward-looking statements relating to YRMN and the ADSL Group with respect to, amongst others, the following: financial conditions; result of operations; economic conditions in which YRMN and the ADSL Group operate; the business of YRMN and the ADSL Group; future benefits of the Offer; and management plans and objectives. Yarraman considers any statements that are not historical facts as “forward-looking statements”. They relate to events and trends that are subject to risk and uncertainties that could cause the actual results and financial position of Yarraman and/ or the ADSL Group to differ materially from the information presented in the relevant forward-looking statement. When used in this document the words “estimate”, “project”, “intend”, “aim”, “anticipate”, “believe”, “expect”, “should” and similar expressions, as they relate to YRMN and/or the ADSL Group or the management of any of them, are intended to identify such forward-looking statements which speak only as at the date of this document. Neither YRMN nor ADSL undertakes any obligation publicly to update or revise any of the forward looking statements, whether as a result of new information, future events or otherwise, save in respect of any requirements under applicable laws, the AIM Rules, the SEC Rules and other applicable regulations.

To accept the Offer in respect of ADSL Shares held in Certificated Form, the Form of Acceptance must be completed, signed and returned together with your share certificate(s) and any other documents of title by post or (during normal business hours only) by hand to Capita Registrars Corporate actions, at The Registry 34, Beckenham Road, Beckenham Kent, BR3 4TU as soon as possible and, in any event, so as to be received by Capita Registrars no later than 1.00 pm (London time) on 19th December 2008 by following the procedure set out in the Form of Acceptance and paragraph 11 of Part II of this document.

To accept the Offer in respect of ADSL Depository Interests, you must first withdraw the underlying ADSL Shares from the ADSL Depository Interest arrangements by inserting your Stock Withdrawal in the usual way and in accordance with the established CREST procedures. You will then be sent a share certificate in respect of the underlying ADSL Shares. The Form of Acceptance which must be completed, signed and returned together with the share certificate to Capita Registrars at the address, and in accordance with the procedures, set out above. If you are a CREST sponsored member, you must refer to your CREST sponsor as only your CREST sponsor will be able to action your withdrawal.

If you have any questions relating to this document or the completion and return of the accompanying Form of Acceptance, please telephone Capita Registrars between 9.00 a.m. and 5.00 p.m. (London time) Monday to Friday (except UK public holidays) on +44 (0) 871 664 0321 from within the UK or +4420 8639 3399 if calling from outside the UK. Calls to the +44 (0) 871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

ii

iii

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

First Closing Date of the Offer	1:00 p.m. on 19th December 2008

Deadline for return of the Questionnaire to YRMN in order for your
New YRMN Shares to be included in the registration
statement covering the resale of the New YRMN Shares:	1:00 p.m. on 19th December 2008

Registration of YRMN Shares for resale:	Approximately 6 months after Closing

PART I	LETTER FROM THE CHAIRMAN OF ADSL

Asia Distribution Solutions Limited
(Incorporated and registered in the Cayman Islands under the Companies Law, Cap.22
(Law 3 of 1961, as consolidated and revised) of the Cayman Islands with registered number CT-185405)

Directors:	Registered office:
Michael James Kingshott CVO		Codan Trust Company
(Executive Chairman)		(Cayman) Limited
Steve But Sun Wong (Chief Executive Officer)		Cricket Square
Alan Ho Yin Leung (Chief Financial Officer)		Hutchins Drive
Andrew Ting Koon Tan (Operations Director)		P.O. Box 2681
Grand Cayman, KY1-1111
Cayman Islands

27th November 2008

To ADSL Shareholders and, for information only,
to holders of ADSL Options

Dear ADSL Shareholder,

RECOMMENDED OFFER BY YARRAMAN FOR ADSL

1. INTRODUCTION

On 4th September 2008 ADSL announced that it had reached agreement with Yarraman on the terms of a recommended offer to be made by or on behalf of Yarraman for the entire issued and to be issued share capital of ADSL, to be satisfied by the issue of New YRMN Shares.

On 31st October 2008 ADSL announced, inter alia, that the to be issued share capital of ADSL was to be satisfied by the issue to certain directors, senior managers and advisers of ADSL of approximately 2.175 million new YRMN Shares in consideration for their waiving their options and/or accrued remuneration rights. It also announced that, following further negotiations, YRMN had also reached agreement to acquire the Jugiong Vineyard in New South Wales, Australia, comprising 475 acres of vineyard and a grape supply contract which has 4 years remaining, from certain of the shareholders of Delta Dawn (who are also shareholders in YRMN). The consideration for the acquisition of the Jugiong Vineyard amounts to US$6 million to be satisfied by way of a two-year redeemable convertible note to be issued by YRMN, bearing interest at 6 per cent per annum and the assumption of US$5 million of outstanding debt against the property. The acquisition of these assets by YRMN is interconditional with the Offer being declared unconditional in all respects.

The Offer values the entire issued and to be issued share capital of ADSL at approximately US$27 million.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

The purpose of this letter is to explain the background to the Offer and the reasons why the ADSL Directors consider its terms to be fair and reasonable and unanimously recommend that you accept the Offer. The ADSL Director Shareholders, have given irrevocable undertakings to accept or procure acceptance of the Offer in respect of their entire beneficial holdings of ADSL Shares amounting, in total, to 8,814,522 ADSL Shares, representing approximately 27.57 per cent of the existing issued share capital of ADSL.

The Offer itself, and the action you may take in order to accept the Offer, is set out in the letter from the Chairman of Yarraman in Part II of this document. The conditions of the Offer are set out in Appendix 1 and additional financial and other information is set out in Appendices 2 to 5. Shareholders are reminded to read all of this document and not just this Part I.

2. SUMMARY TERMS OF THE OFFER

Under the Offer, YRMN is offering to acquire the entire issued and to be issued share capital of ADSL, subject to the conditions and further terms set out in Part II and Appendix 1 of this document and in the accompanying Form of Acceptance on the following basis:

With respect to the ADSL Shareholders:

for every 1 ADSL Share	1.908 New YRMN Common Shares

With respect to the ADSL Director Shareholders in respect of part of their holdings:

for every 10 ADSL Shares	1.908 New YRMN Preferred Shares

Fractions of New YRMN Shares will not be allotted or issued to ADSL Shareholders who accept the Offer (including such holders who are deemed to accept the Offer) but will be rounded down to the nearest whole New YRMN Share.

An offer of 1.908 New YRMN Common Shares for each of the 31,969,358 ADSL Shares in issue would require the issue of 60,997,535 new YRMN Common Shares. At present YRMN does not have sufficient authority to issue this number of YRMN Common Shares. Accordingly Yarraman will satisfy part of the consideration due under the Offer by the issue and allotment of New YRMN Preferred Shares. To simplify acceptance of the Offer for ADSL Shareholders, the ADSL Director Shareholders have agreed to accept these New YRMN Preferred Shares pro rata in exchange for some of their ADSL Shares. The ADSL Director Shareholders will receive new YRMN Common Shares in exchange for their remaining ADSL Shares. All other validly accepting ADSL Shareholders will also receive New YRMN Common Shares.

Each New YRMN Preferred Share has the same rights (including in respect of voting and all dividends made, paid or declared from the time they are issued and allotted) as ten YRMN Common Shares. Accordingly the ADSL Director Shareholder will receive only 1.908 New YRMN Preferred Shares for every ten ADSL Shares exchanged. When the Additional YRMN Authority is granted, each New YRMN Preferred Share will automatically convert into ten YRMN Common Shares, thereby placing all of the ADSL Shareholders in the equal position of having received 1.908 New YRMN Common Shares for every ADSL Share held irrespective of whether they initially receive New YRMN Common Shares or New YRMN Preferred Shares.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

The holders of ADSL Options and certain persons entitled to receive ADSL Shares as payment of outstanding remuneration or fees have also agreed to accept New YRMN Preferred Shares in return for surrendering their options and/or waiving their rights to ADSL Shares. Please refer to paragraph 9 of this Part I and paragraph 9 of Part II for further details.

ADSL Shareholders should be aware that, whilst they will acquire title to their YRMN Shares immediately upon issue, in connection with the Offer, YRMN has agreed to seek registration of the new YRMN Shares with the SEC. As a result, ADSL Shareholders will not be able to trade their new YRMN Shares for up to six months following their issue. Please see paragraph 13 of Part II for further details.

Based on a value of US$0.42 per YRMN Share and a US$/£ exchange rate of 1.5145 (the approximate rate prevailing as at 24th November 2008), the Offer values each ADSL Share at approximately 52.9 pence and ADSL’s existing issued share capital at approximately £16.9 million and represents:

•	a premium of approximately 135 per cent to the Closing Price of 22.5 pence per ADSL Share on 3rd September 2007, being the last Business Day prior to the First Announcement; and

•	a premium of approximately 165 per cent to the Closing Price of 20 pence per ADSL Share on 30th October 2008, being the last Business Day prior to the Second Announcement.

The Offer extends to any ADSL Shares unconditionally allotted or issued fully paid prior to the date on which the Offer closes (or such later date as YRMN may, subject to the Implementation Agreement, decide).

(Assuming acceptance in full of the Offer, ADSL Shareholders will hold approximately 62.5 per cent of the enlarged issued ordinary share capital of YRMN (assuming the conversion of all New YRMN Preferred Shares into: (i) 9,200,000 YRMN Common Shares and based on the issued ordinary share capital of YRMN and the issued ordinary share capital of ADSL as at 24th November 2008, and (ii) 2,425,000 YRMN Common Shares in exchange for the cancellation of the ADSL Options as further detailed in paragraph 9 of Part II of this document and for the waiver of accrued remuneration as further detailed in paragraph 9 of Part II of this document).

3. BACKGROUND TO AND REASONS FOR RECOMMENDING THE OFFER

ADSL was established in 2007 with the acquisition of a small beverage distribution business based in Shanghai, and a joint venture in beverages bottling based in Tianjin, by a group of Chinese and European executives with broad experience in the distribution, sales and marketing of food and beverages as well as of managing multinational companies.

The ADSL Shares were admitted to trading on AIM on 7th November 2007. ADSL’s strategy is to leverage the management team’s skills and experience to expand ADSL into one of the leading players in the food and beverage distribution industry in the PRC through organic growth complemented by selective acquisitions.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

ADSL announced its first acquisitions as an AIM Company, the purchase of beverage businesses in Chengdu and Shanghai, in January 2008. The completion of these acquisitions was announced on 27th August 2008. Also on 27th August 2008, ADSL announced the purchase of a major wine stock (for a price of RMB 2 million, satisfied by the issue of 539,000 new ADSL Shares).

The Board wishes to accelerate the expansion of ADSL’s beverage distribution operations across the PRC and, in conjunction with this, to source large volumes of high quality wine, including wine from New World suppliers. ADSL distributes to over 3,500 outlets in Shanghai and Chengdu and in order for it to build a large distribution platform in the PRC it needs to acquire and develop organically its operations to service more outlets in major cities which in turn will result in the need to secure more wine and beverage products at the entry, mid-priced and premium brand levels.

Since ADSL’s admission to AIM, the ADSL Directors have considered various means to provide additional funding to the ADSL Group to facilitate its expansion. However, ADSL, in common with many small listed companies worldwide, has experienced weak investor sentiment throughout 2008. Recently, this has been accentuated by the extremely difficult conditions in all major stock markets. The ADSL Directors do not believe the ADSL Shareholders would support a significant fundraising by ADSL in the near term.

In light of this, the ADSL Directors have concluded that ADSL would benefit from being part of a larger group with broader resources which could facilitate its further development in China. Yarraman, with its excellent wine production capabilities and keen interest in developing business in China, was identified as an attractive potential merger partner.

4. INFORMATION ON YARRAMAN

Your attention is drawn to Part II of this document which includes information on Yarraman and also to paragraph 5 of this Part I and Part II of this document which include details of Yarraman’s planned strategy for the Enlarged Group.

5. THE PLANNED STRATEGY OF THE ENLARGED GROUP

The ADSL Directors believe that the benefits of ADSL Shareholders accepting the Offer will be significant and comprise the benefits of ADSL forming part of a larger group including wine production assets as well as ADSL’s existing beverage distribution business in China, in which the ADSL Shareholders would, upon completion of the Offer, hold a majority of the Enlarged Group’s issued share capital.

Yarraman is already providing wines to the ADSL Group for distribution in China and the first consignments are selling very well into the ADSL outlets. The Directors of Yarraman are also helping ADSL in the sourcing of additional wines from other suppliers in Australia and New Zealand as well as advising the Group on other opportunities for the supply of beverage products.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

Following the Offer being declared unconditional in all respects, the YRMN Board intends (with the assistance of those ADSL Directors who are to join the YRMN Board) to seek to put in place additional lending facilities and, potentially, raise additional equity in Yarraman with the objective of facilitating the continued expansion of the Chinese beverage distribution businesses of the Enlarged Group through cooperation arrangements with other groups operating in the beverage distribution industry and by making selective acquisitions of businesses that fit the Enlarged Group’s stringent selection criteria (as well as refinancing Yarraman’s existing debt).

ADSL and YRMN are considering the following:

•
As was announced on 3rd September 2008 ADSL entered into a binding agreement to acquire a major wine stock from Shi Xuan Trading (Shanghai) Co. Ltd (“TBC”) a company controlled by Timothy Yeo, a supplier of wine and other beverages to approximately 300 HORECA and trade account outlets in the Shanghai area. ADSL had the option to acquire the whole of the TBC business which it now intends to do, with the support of Yarraman. This agreement was updated on 25th November 2008 to enable Yarraman to exercise this option and for consideration due to TBC thereunder to be paid by Yarraman. The consideration for the Enlarged Group exercising this option is the payment by the Enlarged Group to the vendor Timothy Yeo of TBC RMB3 million of which RMB1.5 million will be paid in cash upon completion and the balance with the issue to the vendors of up to RMB1.5 million payable with the issuance of New YRMN Shares at US$0.42 per share, subject to the specified performance targets being achieved in the financial year ending 31th December 2009. Completion is conditional upon the Offer being declared unconditional in all respects, except that, in the event the Offer is not declared unconditional in all respects, ADSL has a pre-emptive right, to endure until 30th June 2009, to exercise its option in TBC for the same cash consideration plus the issue of up to RMB1.5 million payable by the issuance of new ADSL Shares, subject to specified performance conditions being satisfied.

•
Yarraman is negotiating an exclusive supply agreement with one of Australia’s largest manufacturers and distributors of alcoholic beverages, Independent Distillers (Aust) Pty Ltd. Under the proposed agreement Yarraman has developed a new range of low alcohol, low carbohydrate apple ciders which will be supplied to Independent Distillers for exclusive distribution in the Australian and New Zealand markets. The YRMN Directors believe that shipments of the cider will commence in early 2009. The apples for this cider product are being supplied by Australia’s largest apple producer Agrivest Holdings Ltd. One of Agrivest Holdings Ltd.’s shareholders, Whinners P/L, is a significant shareholder of Yarraman. ADSL will be assigned an exclusive right of distribution of such cider products in the PRC.

•
Yarraman and ADSL are in negotiations with a privately-owned company based in Wenzhou, Zhejiang province (the “Wenzhou company”), with the objective of setting up a 51:49 owned joint venture between the Enlarged Group and the Wenzhou company, whose purpose would be to establish in the region of 50 additional wine malls in major cities in China either by means of franchise or wholly owned by such joint venture. It is currently envisaged that the Wenzhou party would provide cash and the Enlarged Group is to provide a similar total commitment, comprising some cash plus inventory. Any joint venture agreement regarding this matter would be made conditional upon the Offer being declared unconditional in all respects and ADSL being de-listed from AIM.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

•
Yarraman and ADSL are in negotiations towards entering into conditional non-binding heads of terms pursuant to which the Enlarged Group would, conditional upon the Offer being declared unconditional in all respects and de-listing occurring, acquire 50 per cent of the existing beverage distribution business of Beijing Tian Jian Trading Company Limited which is located in Beijing. In the year ended 31st December 2007, Beijing Tian Jian reported revenues of RMB110 million and net profits of RMB9 million. The Directors of ADSL and Beijing Tian Jian have confirmed they expect significant growth in 2009 resulting from the joint ability to distribute ADSL foreign brand imported products, including selected Yarraman wines. It is anticipated that the purchase consideration, payable by the Enlarged Group, will be in the region of RMB23 million which would be satisfied partly in cash at completion from Yarraman’s existing resources and with the balance subject to satisfactory profit performance by Beijing Tian Jian during the 2009 financial year by way of the issue of up to RMB15 million in value of new YRMN Shares to be issued in proportion to Beijing Tian Jian’s audited profits in the 2009 financial year.

6. CURRENT TRADING AND PROSPECTS OF ADSL

ADSL announced its preliminary results for the period to 31st December 2007 on 26th March 2008. Extracted figures for this period are enclosed in Appendix 3 of this document. ADSL announced its unaudited results for the six months ended 30th June 2008 on 5th September 2008. Extracted figures for this period are also enclosed in Appendix 3 of this document. A full copy of each document can be downloaded or reviewed on: www.asiadistributionsolutions.com.

In summary, for the six months ended 30th June 2008, ADSL reported turnover of approximately £2.5 million and profit for the period of approximately £0.2 million. As at 30th June 2008, ADSL’s consolidated total equity and liabilities was approximately, £5.3 million.

Since 30th June, the ADSL Group’s trading has continued in line with the ADSL Directors’ expectations except that there have recently been some indications that some of the ADSL Group’s secondary restaurant and other catering outlet customers in the Shanghai area are seeing signs of some weakness in demand from their consumers. Furthermore, the aftermath of the earthquake in Sichuan province in May 2008 has continued to impact negatively the sales of our business in that region.

Elsewhere, however, ADSL anticipates further strong growth in its wine sales, both direct to HORECA outlets and via the ADSL Group’s wine mall operations. The ADSL Directors expect shortly to enter into a new lease agreement to relocate the ADSL Group’s existing wine mall into larger premises in the centre of Shanghai, to be operated by the proposed JV, which will also enable the ADSL Group to benefit from increased synergies. Stephen Kulmar has been retained to assist with the design and implementation of the new wine mall. Stephen has spent the last 28 years of his career building a leading retail marketing agency in Australia. His experience covers a wide range of all retail categories from fashion apparel to liquor. He has worked with some of the most successful retail businesses in Australia and New Zealand, from Westfield to Woolworths to the named Warehouse Group. He recently retired from IdeaWorks to concentrate on establishing a consulting business Retail Oasis. He is also a non-executive director of two public companies and a shareholder/director in two successful privately owned retail businesses. Mr. Kulmar is 55 years old.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

As a result, the ADSL Directors are confident that trading across the ADSL Group as a whole for the year ending 31st December 2008 remains broadly in line with their previous expectations.

7. ADSL DIRECTORS’ UNDERTAKINGS

The ADSL Director Shareholders have given irrevocable undertakings to accept or procure acceptance of the Offer from the ADSL Director Shareholders and members of their families including those shares held on trust in respect of their entire beneficial holdings of ADSL Shares amounting, in total, to 8,814,522 ADSL Shares, representing approximately 27.57 per cent of the existing issued share capital of ADSL.

8. ADSL BOARD, MANAGEMENT AND EMPLOYEES

Upon the Offer being declared wholly unconditional, Michael Kingshott CVO (Chairman of ADSL), and Steve Wong (Chief Executive Officer of ADSL), are to be appointed to the YRMN Board, as Chairman and President CEO respectively, along with Geoff White AO (Vice Chairman) and Stephen Kulmar, both representing the Yarraman shareholders, who will both be appointed as Non-Executive Directors. At that time, June Boo Hai Gek and Aileen Pringle will be appointed as Independent Non- Executive Directors of Yarraman. The existing YRMN Board will resign upon completion of the Offer.

Upon the Offer being declared unconditional in all respects, the YRMN Board has confirmed that it is its intention that all existing employment rights, including pension rights, of the employees of ADSL be fully safeguarded.

Further details of Yarraman’s commitments as regards ADSL’s management and employees are set out in paragraph 8 of Part II of this document.

9. ADSL OPTIONS AND RIGHTS TO ADSL SHARES

The ADSL Board understands that all the holders of ADSL Options have agreed to surrender their rights to their ADSL Options in return for the issue to them of New YRMN Preferred Shares and, in certain cases, an option over New YRMN Shares.

In addition, certain individuals have agreed to waive their rights to receive ADSL Shares in payment of outstanding remuneration due from ADSL in return for the issue of New YRMN Preferred Shares.

Further details of these arrangement are set out in paragraph 9 of Part II.

10. INDUCEMENT FEE

Pursuant to the Implementation Agreement, (i) ADSL has agreed to pay an inducement fee of US$100,000 by way of compensation in the event that, inter alia, the Offer is announced on a recommendation basis and, after such announcement the ADSL Directors do not recommend, or withdraw their recommendation of the Offer, and (ii) YRMN has undertaken to pay an inducement fee of US$100,000 by way of compensation in the event that, inter alia, the Offer is announced on a recommendation basis and, after such announcement the Offer is withdrawn. Further details are set out in paragraph 8 of Appendix 5 of this document.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

11. TAXATION

Your attention is drawn to paragraph 10 of Part II of this document. Although this document contains certain tax-related information, if you are in any doubt about your tax position, or may be subject to taxation in any jurisdiction in addition to the USA, you are strongly advised to seek appropriate independent professional advice.

12. COMPULSORY AC Q U ISITION, CANCELLATION OF ADMISSION TO AIM AND TERMINATION OF THE ADSL DEPOSITORY INTEREST ARRANGEMENTS

The ADSL Directors have agreed to convene a meeting of ADSL Shareholders to consider and, if thought fit, to approve the cancellation of admission to trading of ADSL Shares on AIM and the re- registration of ADSL as a private company, in each case subject to the Offer becoming or being declared unconditional in all respects.

Conditional upon the receipt of such approval and subject to the Offer being declared unconditional in all respects, the ADSL Directors intend to make an application to the London Stock Exchange to cancel the admission to trading of ADSL Shares on AIM. Cancellation cannot occur less than 20 Business Days following the Offer being declared unconditional in all respects and notice of cancellation being given.

De-listing would significantly reduce the liquidity and marketability of any ADSL Shares not assented to the Offer at that time and the value of any such ADSL Shares will be affected as a consequence.

If the Offer is declared unconditional in all respects, ADSL will give notice of termination of the ADSL Depositary Interest facility and arrangements to the Depositary. The Depository will then write to all existing ADSL Depository Interest holders notifying them of the termination of such facility and arrangements and the effective date of such termination.

13. ACTION TO BE TAKEN TO ACCEPT THE OFFER

To accept the Offer:

•
if you hold ADSL Shares in Certificated Form the Form of Acceptance must be completed, signed, witnessed (in the case of an individual) and returned (together with your share certificate(s) and/or other document(s) of title) so as to be received by Capita Registrars no later than 1.00 p.m. on 19th December 2008. A reply-paid envelope is enclosed for your convenience for use in the UK only; and

•
to accept the Offer in respect of ADSL Depository Interests, you must first withdraw the underlying ADSL Shares from the ADSL Depository Interest arrangements by inserting your Stock Withdrawal in the usual way and in accordance with the established CREST procedures. You will then be sent a share certificate in respect of the underlying ADSL Shares. The Form of Acceptance must be completed, signed and returned together with the share certificate to Capita Registrars in accordance with the procedures, set out above. If you are a CREST sponsored member, you must refer to your CREST sponsor as only your CREST sponsor will be able to action your withdrawal.

PART I	LETTER FROM THE CHAIRMAN OF ADSL

In each case, ADSL Shareholders should read the procedures for acceptance of the Offer set out in paragraph 11 of Part II of this document, Parts A, B and C of Appendix 1 of this document and the Form of Acceptance.

Additionally, each ADSL Shareholder should complete and return the Questionnaire, to Yarraman at Fleet House, 8-12 New Bridge Street, London ECV4 6AL by no later than 1:00 pm (London time) on 19th December 2008.

14. RECOMMENDATION OF THE ADSL DIRECTORS

The ADSL Directors, who have received financial advice from Evolution, consider the terms of the Offer to be fair and reasonable. In providing advice to the ADSL Directors, Evolution has taken into account the ADSL Directors’ commercial assessments.

Accordingly, the ADSL Directors unanimously recommend ADSL Shareholders to accept the Offer, as they have irrevocably undertaken to do in respect of their own beneficial holdings amounting, in aggregate, to 7,221,164 ADSL Shares, representing approximately 22.59 per cent of the existing issued share capital of ADSL.
Yours faithfully,
Michael Kingshott CVO
Executive Chairman

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

on behalf of

Yarraman Winery Inc.
(Incorporated and registered in Nevada, USA) Directors:
Executive office: William J. Stubbs		700 Yarraman Road
Ian Long		Wybong
Gary Blom		Upper Hunter Valley
New South Wales
Australia 2333

27th November 2008

To ADSL Shareholders and, for information only,
to ADSL option holders

Dear ADSL Shareholder,

RECOMMENDED OFFER BY YARRAMAN FOR ADSL

1. INTRODUCTION

On 4th September 2008, the ADSL Board announced the terms of an offer for the entire issued and to be issued share capital of ADSL.

Based on a value of US$0.42 per YRMN Share, the Offer values each ADSL Share at 52.9 pence. This attributed value of US$0.42 per YRMN Share corresponds to that given to each YRMN Share upon the conversion of shareholder loans approved by the board of YRMN on 30th June 2008, to convert AUD$5.3 million debt in Yarraman into 12,000,000 YRMN Shares at a prevailing currency exchange rate of AUD$1: US$0.95. This debt was duly converted into equity on 30th June 2008.

This letter contains the terms of the Offer and the procedure for acceptance thereof. This letter also contains certain information on ADSL and Yarraman, including financial information on Yarraman and ADSL which is set out in Appendix 3 and Appendix 4, respectively, of this document.

The Offer is conditional on, among other things, the approval of holders of at least one share more than 50 per cent of the ADSL Shares as more fully described in Part A of Appendix 1 of this document. The ADSL Board has unanimously recommended that the holders of ADSL Shares accept the Offer.

The procedures for acceptance of the Offer are set out in paragraph 11 of this Part II and in the Form of Acceptance.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

2.	SUMMARY TERMS OF THE OFFER

Under the Offer, YRMN is offering to acquire the entire issued and to be issued share capital of ADSL, subject to the conditions and further terms set out in Part II and Appendix 1 of this document and in the accompanying Form of Acceptance on the following basis:

With respect to the ADSL Shareholders:

for every 1 ADSL Share	1.908 New YRMN Common Shares

With respect to the ADSL Director Shareholders in respect of part of their holdings:

for every 10 ADSL Shares	1.908 New YRMN Preferred Shares

Fractions of New YRMN Shares will not be allotted or issued to ADSL Shareholders who accept the Offer (including such holders who are deemed to accept the Offer) but will be rounded down to the nearest whole New YRMN Share.

An offer of 1.908 New YRMN Common Shares for each ADSL Share in issue would require the issue of 60,997,535 new YRMN Common Shares. At present YRMN does not have sufficient authority to issue this number of YRMN Common Shares. Accordingly Yarraman will satisfy part of the consideration due under the Offer by the issue and allotment of New YRMN Preferred Shares. To simplify acceptance of the Offer for ADSL Shareholders, the ADSL Director Shareholders have agreed to accept these New YRMN Preferred Shares pro rata in exchange for some of their ADSL Shares. The ADSL Director Shareholders will receive New YRMN Common Shares in exchange for their remaining ADSL Shares. All other validly accepting ADSL Shareholders will also receive New YRMN Common Shares.

Each New YRMN Preferred Share has the same rights (including in respect of voting and all dividends made, paid or declared from the time they are issued and allotted) as ten YRMN Common Shares. Accordingly the ADSL Director Shareholder will receive only 1.908 New YRMN Preferred Shares for every ten ADSL Shares exchanged. When the Additional YRMN Authority is granted, each New YRMN Preferred Share will automatically convert into ten YRMN Common Shares, thereby placing all of the ADSL Shareholders in the equal position of having received 1.908 New YRMN Common Shares for every ADSL Share held irrespective of whether they initially receive New YRMN Common Shares or New YRMN Preferred Shares.

The holders of ADSL Options and certain persons entitled to receive ADSL Shares as payment of outstanding remuneration or fees have also agreed to accept New YRMN Common Shares in return for surrendering their options and/or waiving their rights to ADSL Shares. Please refer to paragraph 9 of Part I and paragraph 9 of this Part II for further details.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

ADSL Shareholders should be aware that, whilst they will acquire title to their YRMN Shares immediately upon issue. In connection with the Offer, YRMN has agreed to seek registration of the new YRMN Shares with the SEC. ADSL Shareholders will not be able to trade their new YRMN Shares for up to six months following their issue. Please see paragraph 13 of Part II for further details.

Based on a value of US$0.42 per YRMN Share and a US$/£ exchange rate of 1.5145 (the approximate rate prevailing as at 24th November 2008), the Offer values each ADSL Share at approximately 52.9 pence and ADSL’s existing issued share capital at approximately £16.9 million and represents:

•	a premium of approximately 135 per cent to the Closing Price of 22.5 pence per ADSL Share on 3rd September 2007, being the last Business Day prior to the First Announcement; and

•	a premium of approximately 165 per cent to the Closing Price of 20 pence per ADSL Share on 30th October 2008, being the last Business Day prior to the Second Announcement.

The Offer extends to any ADSL Shares unconditionally allotted or issued fully paid prior to the date on which the Offer closes (or such later date as YRMN may, subject to the Implementation Agreement, decide).

Assuming acceptance in full of the Offer, ADSL Shareholders will hold approximately 62.5 per cent of the enlarged issued ordinary share capital of YRMN (assuming the conversion of all New YRMN Preferred Shares into: (i) 9,200,000 YRMN Common Shares and based on the issued ordinary share capital of YRMN and the issued ordinary share capital of ADSL as at 24th November 2008, and (ii) 2,425,000 YRMN Common Shares in exchange for the cancellation of the ADSL Options as further detailed in paragraph 9 of Part II of this document and for the waiver of accrued remuneration as further detailed in paragraph 9 of Part II of this document.

3.	ADSL DIRECTORS’ UNDERTAKINGS

The ADSL Director Shareholders have given irrevocable undertakings to accept or procure acceptance of the Offer from the ADSL Director Shareholders and members of their families, including those shares held on trust, in respect of their entire beneficial holdings of ADSL Shares amounting, in total, to 8,814,522 ADSL Shares, representing approximately 27.57 per cent of the existing issued share capital of ADSL.

4.	INFORMATION RELATING TO YARRAMAN

Yarraman is a company incorporated in the State of Nevada, USA, whose operations consist of a vineyard and winery located in Australia. YRMN Common Shares are publicly traded by brokers, without market makers, and the resulting trade data (price and volume) are posted by the Pink Sheets (www. pinksheets.com) a centralized quotation service that collects and publishes market maker quotes for over- the-counter securities that is published by Pinks Sheets LLC. Trade data for YRMN Common Shares may be found under the symbol ‘YRMN.PK’.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

Yarraman Winery Inc., through its wholly-owned operating subsidiary in Australia, Yarraman Estate P/L, is one of the oldest vineyards and wineries in the Upper Hunter Valley which is Australia’s oldest wine growing region dating back to the early 1800s.

Yarraman Estate vineyard was established in 1958 and now produces and sells premium (up to US$14 per 75cl bottle), super-premium (up to US$20 per 75cl bottle) and ultra-premium (over US$20 per 75cl bottle) wines. The wines are made at the Yarraman winery in New South Wales, Australia, where grapes are crushed, fermented and made into wine or blended with wines purchased from other vineyards for production of varietals. Wines are sold both in Australia and internationally, principally under the
“Yarraman” label. The vineyards from which Yarraman produces wines are located in two regions, Wybong in the Upper Hunter Valley New South Wales, Australia and the Gundagai Region in the Central Highlands of New South Wales.

The Upper Hunter Valley Wybong vineyard has a total of approximately 632 acres, of which 187 acres are under vine and approximately 13 acres are utilized for the winery. The Yarraman winery was opened in 1967 and currently has a 2,300 ton processing facility, 1.5 million litres storage with the capacity to yield 160,000 cases. Only 50 per cent of this capacity is currently being utilized. The winery utilizes current technology in its harvesting, production and packaging of its products. Over US$10 million has been invested since 1994 on capital improvements to the winery and vineyard.

Ian Long, Chief Winemaker and Managing Director of Yarraman Estate has over 20 years experience in winemaking and wine business management, including 10 years as Senior Winemaker at Rosemount Estate and 5 years as Group Operations Winemaker for Southcorp Wines. In his role at Southcorp, Ian was responsible for production optimization across the Southcorp Group of eleven company wineries and six contract processors, being accountable for developing the overall vision for winemaking facilities and the transition plan to achieve this vision. The Southcorp Group produces brands such as Penfolds, Lindemans, Rosemount and Seppelt & Wynns.

Yarraman’s filed consolidated results for the 9 months ending 31st March 2008 which have been reviewed include consolidated revenues of US$2,070,694 and a net consolidated loss of US$1,498,424. Furthermore, YRMN’s pro forma unaudited consolidated results for the three months ended 30th June 2008 include consolidated revenues of US$733,920 and a net consolidated loss of US$180,782. At 30th June 2008, Yarraman’s unaudited net assets were US$1,909,660. Such figures have been determined in accordance with generally accepted accounting principles in the USA, although such figures have not been audited by Yarraman’s auditor and are subject to change. The YRMN Directors believe that its net assets under IFRS would have been approximately US$8.3 million as at 30th June 2008.

5.	INFORMATION RELATING TO THE JUGIONG VINEYARD

Yarraman and Delta Dawn have agreed to enter into an agreement for Yarraman to acquire the Jugiong Vineyard from Delta Dawn. Completion of the acquisition is conditional on the Offer being declared unconditional in all respects.

The unaudited financial results of the Jugiong vineyard for the year ended 30th June 2008 included net revenue of approximately AUD$2.2 million with a related cost of revenue of AUD$1.2 million. Gross profit for the period totaled approximately AUD$1.0 million. After interest expense of AUD$0.4 million net income was AUD$0.6 million.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

The consideration for the purchase of the Jugiong vineyard is US$11 million which is to be satisfied by the issue by Yarraman to Delta Dawn of a redeemable convertible 2 year loan note in the principal amount of US$6 million, bearing interest at 6 per cent per annum and, in addition, Yarraman will assume US$5 million of debt from Delta Dawn.

The Jugiong Vineyard property was established by a group of private investors in 1998 and is located over two blocks of land totaling 650 acres comprising the Wirrilla Homestead and Wirrilla Point Block, with 475 acres under vines. The property is located just outside the township of Jugiong, a small rural town on the Hume Highway approximately 65 km from Yass, 124 km from Canberra and 340 km from Sydney.

The Jugiong Vineyard is situated within the Gundagai region which is one of four prescribed viticultural regions in southern New South Wales, as defined by the Australian Wine and Brandy Corporation’s Geographic Indications.

Gundagai is a newly developed wine region, situated on what is known locally as the “south-west slopes” of New South Wales. It is here that the landscape and its mountain streams run down from the western heights of the Snowy Mountains towards the plains of the Riverina area. It is an undulating region varying between 200 and 300 metres in altitude, which is warm to hot in temperature with an even year- round rainfall though greater in the east but with relatively low humidity.

Pursuant to the terms of its acquisition agreement with Delta Dawn, Yarraman has agreed to take approximately 20 per cent of the anticipated growth in grape production of the Jugiong Vineyard for its own private labels which it has been developing for the China market. The acquisition of Jugiong will be a significant development for the Enlarged Group as the Board believes that the wine made from the Jugiong grapes will be well suited to the Chinese market.

The vine planting summary as follows:

	Wirilla Homestead	Wirilla Point	Total vine planting
Varietal	area (Ha)	area (Ha)	area (Ha)

Shiraz	75	15	90
Cabernet Sauvignon	27	21	48
Merlot	10	1	11
Semillon	10	–	10
Chardonnay	9	–	9
Verdelho	–	7	7
Sauvignon Blanc	–	6	6

Total Area	131	50	181

Other well known wine brands produced within the Gundagai region include Clonakilla, Lark Hill, Brindabella Hills, Barwang Vineyard and Chalkers Crossing.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

Climatic averages from the Australian Bureau of Meteorology site in the neighbouring township of Gundagai indicate average rainfall is approximately 700 mm with rainfall during the growing season, between October and April, of 376 mm. The mean January temperature is approximately 23°C.

6.	BENEFITS OF THE OFFER

ADSL’s past history has shown that it can grow market share but in order to do so and to take full advantage of the growing market in China, ADSL requires working capital, funds for acquisitions, as well as product to provide to its distribution outlets.

Following the Offer being declared unconditional in all respects, the YRMN Board intends (with the assistance of those ADSL Directors who are to join the YRMN Board) to seek to put in place additional lending facilities with the objective of facilitating the continued expansion of the Chinese beverage distribution businesses of the Enlarged Group through selective acquisitions of businesses that fit the Company’s stringent selection criteria (and refinancing Yarraman’s existing debt).

The YRMN Board believes that the businesses of the Enlarged Group may be enhanced by following the strategy set out in paragraph 7 of this Part II below and consider the Offer to have the following additional benefits:

•	Providing direct access to the growing Chinese market for Yarraman’s wines;

•	Yarraman’s sound understanding of the wine-making business should enhance ADSL’s reputation in the PRC wine market;

•
The ADSL Subsidiaries’ distribution network will allow Yarraman wines to access the Chinese market for imported wines which is likely to be among the fastest growing sectors of the PRC’s rapidly developing consumer arena;

•
The combined business will present a stronger platform from which to develop a substantial high-growth beverage business with its primary outlets in the PRC and sourcing wines worldwide with a particular strength in Australia and New Zealand;

•
Enabling the YRMN Directors to benefit from the skills of the experienced management team in place at ADSL, by way of the executive directors of ADSL joining the YRMN Board following the closing of the Offer;

•	Enabling the Enlarged Group to substantially grow its business in China;

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

•	Yarraman estate with its winemaking capabilities can provide entry level, mid range and super premium high level wines that are required by the growing Chinese market; and

•
Yarraman will provide its own current wines to ADSL as well as sourcing additional labels and suppliers from Australia, New Zealand and other countries thereby allowing the ADSL Subsidiaries’ management to concentrate on its distribution network and sales in the PRC market.

7.	PROPOSED STRATEGY OF THE ENLARGED GROUP

The Proposed Directors of Yarraman intend to pursue a strategy whose objective is to continue the expansion of the beverage distribution business of ADSL in China through a combination of organic growth and selective acquisitions in combination with the supply of a substantial proportion of the wines from the operations of Yarraman and Jugiong through that network, whilst maintaining a strict control over costs. In particular it is anticipated that:

Yarraman is already providing wines to the ADSL Group for distribution in China and the first consignments are selling very well into the ADSL outlets. The YRMN Directors are also helping ADSL in the sourcing of additional wines from other suppliers in Australia, New Zealand as well as advising the ADSL Group on other opportunities for the supply of beverage products.

Following the Offer being declared unconditional in all respects, the YRMN Board intends (with the assistance of those ADSL Directors who are to join the YRMN Board) to seek to put in place additional lending facilities and, potentially, raise additional equity in Yarraman with the objective of facilitating the continued expansion of the Chinese beverage distribution businesses of the Enlarged Group through cooperation arrangements with other groups operating in the beverage distribution industry and by making selective acquisitions of businesses that fit the Enlarged Group’s stringent selection criteria (as well as refinancing Yarraman’s existing debt).

ADSL and YRMN are considering the following:

•
As was announced on 3rd September 2008 ADSL entered into a binding agreement to acquire a major wine stock from Shi Xuan Trading (Shanghai) Co. Ltd (“TBC”) a company controlled by Timothy Yeo a supplier of wine and other beverages to approximately 300 HORECA and trade account outlets in the Shanghai area. ADSL had the option to acquire the whole of the TBC business which it now intends to do, with the support of Yarraman. This agreement was updated on the 25thNovember 2008 to enable Yarraman to exercise this option and for consideration due to TBC thereunder to be paid by Yarraman. The consideration for the Enlarged Group exercising this option is the payment by the Enlarged Group to the vendor Timothy Yeo of TBC RMB3 million of which RMB1.5 million will be paid in cash upon completion and the balance with the issue to the vendors of up to RMB1.5 million payable with the issuance of New YRMN Shares at US$0.42 per share, subject to the specified performance targets being achieved in the financial year ending 31st December 2009. Completion is conditional upon the Offer being declared unconditional in all respects, except that, in the event the Offer is not declared unconditional in all respects, ADSL has a pre-emptive right, to endure until 30th June 2009, to exercise its option in TBC for the same cash consideration plus the issue of up to RMB1.5 million payable by the issuance of new ADSL Shares, subject to specified performance conditions being satisfied.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

•
Yarraman is negotiating an exclusive supply agreement with one of Australia’s largest manufacturers and distributors of alcoholic beverages, Independent Distillers (Aust) Pty Ltd. Under the proposed agreement Yarraman has developed a new range of low alcohol, low carbohydrate apple ciders which will be supplied to Independent Distillers for exclusive distribution in the Australian & New Zealand markets. The YRMN Directors believe that shipments of the cider will commence in early 2009. The apples for this cider product are being supplied by Australia’s largest apple producer Agrivest Holdings Ltd. One of Agrivest Holdings Ltd.’s shareholders, Whinners P/L, is a significant shareholder of Yarraman. ADSL will be assigned an exclusive right of distribution of such cider products in the PRC.

•
Yarraman and ADSL are in negotiations with a privately-owned company based in Wenzhou, Zhejiang province (the “Wenzhou company”), with the objective of setting up a 51:49 owned joint venture between the Enlarged Group and the Wenzhou company, whose purpose would be to establish in the region of 50 additional wine malls in major cities in China either by means of franchise or wholly owned by such joint venture. It is currently envisaged that the Wenzhou party would provide cash and the Enlarged Group is to provide a similar total commitment, comprising some cash plus inventory. Any joint venture agreement regarding this matter would be made conditional upon the Offer being declared unconditional in all respects and ADSL being de-listed from AIM.

•
Yarraman and ADSL are in negotiations towards entering into conditional non-binding heads of terms pursuant to which the Enlarged Group would, conditional upon the Offer being declared unconditional in all respects and de-listing occurring, acquire 50 per cent of the existing beverage distribution business of Beijing Tian Jin Trading Company Limited which is located in Beijing. In the year ended 31st December 2007, Beijing Tian Jian reported revenues of RMB110 million and net profits of RMB9 million. The Directors of ADSL and Beijing Tian Jian have confirmed they expect significant growth in 2009 resulting from the joint ability to distribute ADSL foreign brand imported products, including selected Yarraman wines. It is anticipated that the purchase consideration, payable by the Enlarged Group, will be in the region of RMB23 million which would be satisfied partly in cash at completion from Yarraman’s existing resources and with the balance subject to satisfactory profit performance by Beijing Tian Jian during the 2009 financial year by way of the issue of up to RMB15 million in value of new YRMN Shares to be issued in proportion to Beijing Tian Jian’s audited profits in the 2009 financial year.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

8.	DIRECTORS, MANAGEMENT AND EMPLOYEES

Upon the Offer and exchange of ADSL Shares for New YRMN Shares being completed, it is intended, that the executive directors of ADSL, being Michael Kingshott CVO (to become Chairman of the Enlarged Group) and Steve Wong (to become President and CEO of the Enlarged Group), along with Geoff White (to become Vice Chairman of the Enlarged Group), Aileen Pringle, June Boo Hai Gek and Stephen Kulmar (each to become Non-Executive Directors of the Enlarged Group) will be appointed to the YRMN Board. The existing YRMN Directors will resign from the YRMN Board and Alan Leung and Andrew Tan will resign as directors of ADSL and the ADSL Subsidiaries without compensation.

Brief career resumés of each Proposed Director are as follows:

Michael Kingshott, CVO (Proposed Chairman) – Mr Kingshott is a prominent business executive in the City of London with over 37 years experience in property, shipping, transportation and logistics with considerable trading and management experience with Asia. Between 1981 and 1993, Mr Kingshott was managing director at Sally UK Holdings plc and was chairman between 1993 and 1995. Subsequently he became non-executive chairman of Embassy Property Group plc, which was acquired by Jacobs Holdings plc in 1995. He left Jacobs Holdings plc in 2002. He is currently Chairman of Serviced Office Group plc and of ADSL.

Geoff White AO (Proposed Vice Chairman) – Geoff White: AO “Australian Order” Mr. White is one of Australia’s leading and most successful businessmen. He was the founder of White Industries Limited one of Australia’s largest civil engineering and construction companies involved in the construction of major public buildings, roads, bridges and railways throughout Australia and Asia. Mr. White through his investment company Whinners Pty Ltd is a major shareholder in Yarraman and Delta Dawn.

Steve Wong (Proposed President CEO) – Mr Wong, who is based in Hong Kong, is a North America trained and PRC-experienced operator and strategist. As a China trade veteran with 25 years experience, Mr Wong spent 10 years with PepsiCo Inc., where he was actively responsible for joint venture formations, government relations, and license agreement management and business operations. Mr Wong has also served for three years as President of Sara Lee N.V., Greater China and General Manager and Chief Executive, Asia Pacific of Dogi International Fabrics SA for over five years. He is CEO of ADSL.

Aileen Pringle (Proposed Non Executive Director) – Aileen Pringle is a Chartered Accountant who qualified in 1986. She is a director of a number of private companies, where Sir Tom Farmer is a major investor.

Stephen Kulmar (Proposed Non Executive Director) – Mr Kulmar has spent the last 28 years of his career building a leading retail marketing agency in Australia. His experience covers all retail categories from fashion apparel to liquor. He has worked with some of the most successful retail businesses in Australia and New Zealand from Westfield to Woolworths to the Warehouse Group. He recently retired from Idea Works to concentrate on establishing a consulting business Retail Oasis. He is also a non- executive of two public companies and a shareholder/director in two successful privately owned retail businesses. Steve is 55 years old.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

June Boo Hai Gek (Proposed Non Executive Director) – June Boo is based in Hong Kong and has worked as a strategy consultant for Boston Consulting Group, Pricewaterhousecoopers and Bearing Point, in New York, Singapore, Hong Kong and China. She has advised Government agencies, as well as several retail and consumer product multinationals and mid-sized enterprises on developing international expansion and product development strategies.

The YRMN Board attaches great importance to the skills and experience of the existing management and employees of the ADSL Group, who it expects to play an important role in the further development of the Enlarged Group, in order to maximise the benefits of operational gearing and to improve efficiency, common best practices will be adopted across the Enlarged Group. This process is likely to result in a degree of back office rationalisation, however, the YRMN Board does not currently intend to effect a material change in any conditions of employment of the employees of the Enlarged Group upon the Offer becoming, or being declared, wholly unconditional and that (subject to the above) the existing employment rights, including pension rights, of all employees of the ADSL Group will be fully safeguarded in such circumstances. YRMN intends to maintain the key operating locations of both YRMN and ADSL.

Upon the Offer being declared unconditional in all respects, the YRMN Board has confirmed that it is its intention that all existing employment rights, including pension rights, of the employees of ADSL be fully safeguarded.

9.	ADSL SHARE OPTIONS AND RIGHTS TO ADSL SHARES

In connection with the Offer all ADSL employee options granted will be cancelled and not carried forward. Accordingly all ADSL employees and ADSL Directors holding ADSL options have agreed to surrender such ADSL Options conditional upon the issue to them of the following number of New YRMN Preferred Shares:

M J Kingshott	53,000
Steve Wong	17,000
Alan Leung	3,000
Sai Hung Wong	7,000
Shah Saleh	1,000
Andrew Tan	6,500
Woodstock Sze	12,500

Total	100,000

In addition, Evolution has agreed to surrender its ADSL Options in respect of 613,520 ADSL Shares conditional upon the offer being declared unconditional in all respects and upon the following:

•	The issue by YRMN to Evolution of a total of 450,000 New YRMN Preferred Shares for zero consideration; plus

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

•
The grant by YRMN to Evolution of an option over 656,689 new YRMN Common Shares at an exercise price of US$0.42 per new YRMN Common Share, such option to be capable of exercise in part or in full at any time until 7th November 2012. The full terms of this option will track those of the ADSL options that Evolution has agreed to surrender and will be set out in an option agreement to be entered into between YRMN and Evolution upon completion of the Offer.

Michael Kingshott and Andrew Tan have agreed to waive their accrued remuneration rights against ADSL in consideration of the issue of 25,000 and 20,500 New YRMN Preferred Shares, respectively (convertible into an aggregate of 455,000 YRMN Common Shares).

10.	MATERIAL U.S. FEDERAL TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of material U.S. federal income and estate tax consequences of the ownership and disposition of the New YRMN Shares by a non-U.S. holder. For purposes of this discussion, a non-U.S. holder is any beneficial owner that for U.S. federal income tax purposes is not a U.S. person; the term U.S. person means:

•	an individual citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof;

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•
a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made an election to be treated as a U.S. person.

An individual may, in certain cases, be treated as a resident of the U.S., rather than a nonresident, among other ways, by virtue of being present in the U.S. on at least 31 days in that calendar year and for an aggregate of at least 183 days during the three-year period ending in that calendar year (counting for such purposes all the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year). Residents are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership, a pass-through entity treated as a partnership for U.S. federal income tax purposes, or an entity treated as a disregarded entity for U.S. federal income tax purposes holds common stock, the tax treatment of an owner of such entity will generally depend on the status of the owner and upon the activities of the entity. Accordingly, we urge such entities which hold YRMN Common Shares and owners in these entities to consult their tax advisors.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

This discussion assumes that non-U.S. holders will acquire YRMN Common Shares pursuant to the Offer and will hold YRMN Common Shares as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder’s special tax status or special tax situations. U.S. expatriates, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid federal income tax, life insurance companies, tax-exempt organizations, dealers in securities or currencies, brokers, banks or other financial institutions, certain trusts, hybrid entities, pension funds and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not consider the tax consequences for partnerships, entities classified as a partnership for tax purposes, or persons who hold their interests through a partnership or other entity classified as a partnership for U.S. federal income tax purposes. This discussion does not address any U.S. federal gift tax consequences, or state or local or non-U.S. tax consequences. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

(a) Dividends

Yarraman does not plan to pay any dividends on its common stock for the foreseeable future. However, if Yarraman does pay dividends on YRMN Common Shares, those payments will constitute dividends to the extent paid from its current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed Yarraman’s current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s basis, but not below zero, and then will be treated as gain from the sale of stock.

The gross amount of any dividend (out of earnings and profits) paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax at a rate of 30 per cent unless the holder is entitled to an exemption from or reduced rate of withholding under an applicable income tax treaty. To receive a reduced treaty rate, prior to the payment of a dividend a non-U.S. holder must provide us with a properly completed IRS Form W-8BEN (or successor form) certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder (or dividends attributable to a non-U.S. holder’s permanent establishment in the U.S. if an income tax treaty applies) are exempt from this withholding tax. To obtain this exemption, prior to the payment of a dividend a non-U.S. holder must provide us with a properly completed IRS Form W-8ECI (or successor form) properly certifying this exemption. Effectively connected dividends (or dividends attributable to a permanent establishment), although not subject to withholding tax, are subject to U.S. federal income tax at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder (or dividends attributable to a corporate non-U.S. holder’s permanent establishment in the U.S. if an income tax treaty applies) may also be subject to a branch profits tax at a rate of 30 per cent (or such lower rate as may be specified in an income tax treaty).

A non-U.S. holder who provides Yarraman with an IRS Form W-8BEN or an IRS Form W-8ECI will be required to periodically update such form.

A non-U.S. holder of YRMN Common Shares that is eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts currently withheld if an appropriate claim for refund is timely filed with the IRS.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

(b) Gain on Disposition of YRMN Common Shares

A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale or other disposition of YRMN Common Shares unless:

•
the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (or attributable to a permanent establishment in the U.S. if an income tax treaty applies), which gain, in the case of a corporate non-U.S. holder, must also be taken into account for branch profits tax purposes;

•
the non-U.S. holder is an individual who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•
YRMN Common Shares constitute a U.S. real property interest by reason of Yarraman’s status as a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for YRMN Common Shares. We believe that we are not currently, and that we are not likely to become, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If we were to become a U.S. real property holding corporation, so long as our YRMN Common Shares are regularly traded on an established securities market and continues to be so traded, a non-U. S. holder would be subject to U.S. federal income tax on any gain from the sale, exchange or other disposition of shares of YRMN Common Shares, by reason of such U.S. real property holding corporation status, only if such non-U.S. holder actually or constructively owned, more than 5 per cent of YRMN Common Shares in issue at any time during the shorter of the five-year period preceding the disposition or the holder’s holding period for Yarraman common stock.

(c) Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to income tax treaties or other agreements, the IRS may make its reports available to tax authorities in the non-U.S. holder’s country of residence.

Payments of dividends or of proceeds on the disposition of stock made to a non-U.S. holder may be subject to additional information reporting and backup withholding (currently at a rate of 28 per cent). Backup withholding will not apply if the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN (or successor form). Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of U.S. federal income tax, a credit or refund may be obtained, provided that the required information is furnished to the IRS in a timely manner.

(d) Federal Estate Tax

If an individual non-U.S. holder is treated as the owner, or has made certain lifetime transfers, of an interest in our common stock then the value thereof will be included in his or her gross estate for U.S. federal estate tax purposes, and such individual’s estate may be subject to U.S. federal estate tax unless an applicable estate tax or other treaty provides otherwise.

This discussion is for general purposes only. ADSL Shareholders are strongly urged to consult their own tax advisors regarding the application of the U.S. federal income and estate tax laws to their particular situations and the consequences under U.S. federal gift tax laws, as well as foreign, state, and local laws and tax treaties.

11. PROCEDURE FOR ACCEPTANCE OF THE OFFER

This paragraph should be read in conjunction with Appendix I to this document and, in respect of ADSL Shares held in certificated form, the notes on the accompanying Form of Acceptance, which shall be deemed to be incorporated into, and form part of, the terms of this Offer.

If you hold your ADSL Shares in Certificated Form, you may only accept the Offer in respect of such shares by completing and returning the enclosed Form of acceptance in accordance with the procedure set out in below. If you hold your ADSL Shares in Certificated Form, but under different designations, you should complete a separate Form of acceptance for each designation. Additional Forms of Acceptance are available from Capita Registrars, The Registry, 34, Beckenham Road, Beckenham Kent, BR3 4TU.

To accept the Offer in respect of ADSL Depository Interests, you must first withdraw the underlying ADSL Shares from the ADSL Depository Interest arrangements by inserting your Stock Withdrawal in the usual way and in accordance with the established CREST procedures. You will then be sent a share certificate in respect of the underlying ADSL Shares. The Form of Acceptance which must be completed and returned together with the share certificate in accordance with the procedure set out below. If you are a CREST sponsored member, you must refer to your CREST sponsor as only your CREST sponsor will be able to action your withdrawal message.

IT IS IMPORTANT THAT YOU ALLOW SUFFICIENT TIME (A MINIMUM OF 3 DAYS) FOR THE PROCESSING OF YOUR STOCK WITHDRAWAL AND THE ISSUANCE OF YOUR SHARE CERTIFICATE

(a) To accept the Offer and receive New YRMN Shares for your ADSL Shares

You should complete Box 1 and also sign Box 2 of the enclosed Form of Acceptance in the presence of a witness, who should also sign in accordance with the instructions printed thereon.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

If you do not insert a number in Box 1 or you insert a number greater than your total holding of ADSL Shares on the register, a valid acceptance will be deemed to be made in respect of all of the ADSL Shares held by you in certificated form.

(b) Return of Form of Acceptance

The completed and signed Form of Acceptance, together with your share certificate(s) for such ADSL Shares and/or other document(s) of title, should be returned by post or (during normal business hours only) by hand to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU as soon as possible and, in any event, so as to arrive no later than 1:00 p.m. on 19th December 2008. A reply-paid envelope (valid for posting in the UK only) is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

(c) Share Certificates not readily available or lost

If your ADSL Shares are in Certificated Form but your share certificate(s) and/or other document(s) of title is/are lost or not readily available, you should nevertheless complete, sign and return the Form of Acceptance as stated above so as to be received by Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU by no later than 1:00 p.m. on 19th December 2008. You should send with the Form of Acceptance any share certificate(s) and/or other document(s) of title which you may have available accompanied by a letter stating that the remaining documents will follow as soon as possible or that you have lost one or more of your share certificate(s) and/or other document(s) of title. If not readily available, you should then arrange for the relevant share certificate(s) and other document(s) of title to be forwarded as soon as possible thereafter. No acknowledgement of receipt of documents will be given. In the case of loss, you should write as soon as possible to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU requesting a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned by post or by hand to Capita Registrars as above.

(d) Validity of acceptances

Without prejudice to Appendix I to this document, YRMN reserves the right, subject to the terms of the Offer, to treat as valid, in whole or in part, any acceptance of the Offer in relation to ADSL Shares which is not entirely in order or which is not accompanied by (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, no settlement will be made until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to YRMN have been received.

(e) General

YRMN will make an appropriate announcement if any of the details contained in paragraphs (a) to (d) above change for any reason.

If you are in any doubt as to the procedure for acceptance, please contact Capita Registrars by telephone on 0871 664 0321 (or if calling from outside the UK on +44 20 8639 3399) or at the address in paragraph 11(b) above. You are reminded that if you are a CREST sponsored member, you should contact your CREST sponsor before taking any action.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

12.	SETTLEMENT

Upon Closing, Yarraman’s stock transfer agent will be instructed by Yarraman to issue the New YRMN Shares to the accepting ADSL Shareholders. The New YRMN Shares will be delivered directly to the ADSL Shareholders.

The contact information for the transfer agent and registrar in the United States for YRMN Common Shares is:

Pacific Stock Transfer Company
500 E. Warm Springs Road, Suite 240
Las Vegas, NV 89119
Telephone: 702 361-3033
Fax: 702 433-1979
Web address: www.pacificstocktransfer.com

13. REGISTRATION OF THE YARRAMAN SHARES

After the completion of the Offer, Yarraman intends to file a registration statement with the SEC for the registration of the resale of the New YRMN Common Shares (including those to be created on conversion of the New YRMN Preferred Shares). This process is expected to take up to approximately 6 months from the date that such registration statement is filed with the SEC.

In connection with the registration of the New YRMN Common Shares you will need to complete and sign the Questionnaire and return it to Yarraman at Fleet House, 8-12 New Bridge Street, London, ECV4 6AL United Kingdom by no later than 1:00 pm (London time) on 19th December 2008. Your failure to return the Questionnaire to YRMN will preclude your New YRMN Common Shares from being included in the registration statement covering the resale of the New YRMN Common Shares. The information provided by you in the Questionnaire will be used by and relied upon by YRMN in connection with the preparation and completion of the registration statement covering the resale of the New YRMN Common Shares.

Upon the SEC declaring the registration statement covering the resale of the YRMN Common Shares effective, holders of the YRMN Common Shares may sell the YRMN Common Shares without restriction. In the event that the registration statement covering the resale of the YRMN Common Shares has not been declared effective by the SEC within 6 months from the date that the YRMN Common Shares are issued to the ADSL shareholders, then the YRMN Common Shares may be sold pursuant to Rule 144 of the Securities Act.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

Rule 144

The SEC has recently adopted amendments to Rule 144 which became effective on 15th February 2008 and apply to securities acquired both before and after that date. Under Rule 144 as in effect on the date of this document, a person who has beneficially owned restricted shares of our common stock (which the New YRMN Shares constitute) for at least six months is entitled to sell their securities without limitation provided that: (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Securities Exchange Act of 1934, as amended, periodic reporting requirements for at least three months preceding the sale and are current in such filings. Persons who have beneficially owned restricted shares of our common stock for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, are subject to additional restrictions, by which such persons are entitled to sell within any three- month period only a number of securities that does not exceed the greater of either of the following:

•	1 per cent of the number of ordinary shares then outstanding, which will equal 91,666 ordinary shares immediately after this offering; and

•	the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale,

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months preceding the sale. Such sales must also comply with the manner of sale, current public information and notice provisions of Rule 144.

After one year has elapsed from the date that the New YRMN Common Shares were issued to the ADSL shareholders, the New YRMN Common Shares may be sold without restriction, regardless of whether we are then subject to, or current in, the Securities Exchange Act of 1934, as amended, however, persons that are deemed to be our “affiliates” will continue to be subject to the volume limitations, as described above.

An “affiliate” would generally be defined as an officer, director or holder of 10 per cent or more shareholders of YRMN Common Shares.

14.	C A NCELLATION OF ADMI SS ION TO AIM, COMPUL S ORY AC Q U I S ITION AND TERMINATION OF THE ADSL DEPOSITORY INTEREST ARRANGEMENTS

The ADSL Directors have agreed to convene a meeting of ADSL Shareholders to consider and, if thought fit, to approve the cancellation of admission to trading of ADSL Shares on AIM and the re- registration of ADSL as a private company, in each case subject to the Offer becoming or being declared unconditional in all respects.

Conditional upon the receipt of such approval and subject to the Offer becoming or being declared unconditional in all respects, the ADSL Directors intend to make an application to the London Stock Exchange to cancel the admission to trading of ADSL Shares on AIM. Notice of such cancellation will commence not less than 20 Business Days following the Offer becoming or being declared wholly unconditional.

PART II	LETTER FROM THE CHAIRMAN OF YARRAMAN

De-listing would significantly reduce the liquidity and marketability of any ADSL Shares not assented to the Offer at that time and the value of any such ADSL Shares will be affected as a consequence.

If Yarraman receives acceptances under the Offer in respect of and/or otherwise acquires 90 per cent of more in value of the ADSL Shares and if all the other conditions of the Offer have been satisfied or waived, Yarraman intends to exercise its right pursuant to Section 88 of the Companies Law (2007 Revision) of the Cayman Islands (“Section 88”) to acquire compulsorily any remaining ADSL Shares in respect of which acceptances have not then been received on the same terms as the Offer. Section 88 provides that where a scheme involving the transfer of the shares or any class of shares in a company to another company (the “transferee company”) has within four months of the making of such offer been approved by the holders of not less than 90 per cent in value of the shares affected, then the transferee company may give notice (at any time within two months after the expiry of such four month period) to acquire the remaining shares. A dissenting shareholder has the right upon receipt of the notice of a purchaser to make an application to the court for an order as the court sees fit. The purchaser must within one month of the notice or, where application is being made to the court, after the application has been disposed of, pay to the Cayman Islands’ company the purchase price for the shares.

If the Offer is declared unconditional in all respects, ADSL will give notice of termination of the ADSL Depositary Interest facility and arrangements to the Depositary. The Depository will then write to all existing ADSL Depository Interest holders notifying them of the termination of such facility and arrangements and the effective date of such termination.

15. ACTION TO BE TAKEN

To accept the Offer in respect of ADSL Shares held in Certificated Form the Form of Acceptance must be completed, signed and returned together with your share certificate(s) and any other documents of title by post or (during normal business hours only) by hand to Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Kent, Beckenham, BR3 4TU as soon as possible and, in any event, so as to be received by Capita no later than 1:00 pm (London time) on 19th December 2008. by following the procedure set out in the Form of Acceptance and paragraph 11 of this Part II.

To accept the Offer in respect of ADSL Depository Interests, you must first withdraw the underlying ADSL Shares from the ADSL Depository Interest arrangements by inserting your Stock Withdrawal in the usual way and in accordance with the established CREST procedures. You will then be sent a share certificate in respect of the underlying ADSL Shares. The Form of Acceptance must be completed, signed and returned together with the share certificate to Capita Registrars at the address, and in accordance with the procedures, set out above. If you are a CREST sponsored member, you must refer to your CREST sponsor as only your CREST sponsor will be able to action your withdrawal.

Yours faithfully,
William J. Stubbs
Chairman

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

PART A

CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

(a)
valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 p.m. on the First Closing Date (or such later time(s) and/or date(s) as YRMN may, in consultation with the ADSL Board, decide) in respect of not less than one share more than 50 per cent (or such lower percentage as YRMN may decide) in nominal value of the ADSL Shares to which the Offer relates provided that this condition shall not be satisfied unless YRMN and/or any of its wholly-owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Offer or otherwise, ADSL Shares carrying in aggregate more than 50 per cent of the voting rights then normally exercisable at general meetings of ADSL (including for this purpose, any voting rights attaching to any ADSL Shares which may be unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding conversion or subscription rights or otherwise);

(b)
save as Disclosed, there being no provision of any agreement, arrangement, license, permit, lease or other instrument to which any member of the ADSL Group is a party or by or to which any such member or any of its assets would be reasonably likely to be bound, entitled or subject, which as a consequence of the Offer or the proposed acquisition of any shares or other securities in ADSL or because of a change in the control or management of the ADSL Group or otherwise, would or could reasonably be expected to result in, to an extent which is or would reasonably be expected to be material in the context of the ADSL Group taken as a whole:

(i)
any monies borrowed by or any other indebtedness (actual or contingent) of, or grant available to any such member, being or becoming repayable or capable of being declared repayable immediately or earlier than their or its stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited or being capable of becoming or being withdrawn or inhibited;

(ii)
any such agreement, arrangement, licence, permit, lease or instrument or the interest or business of any such member or the rights, liabilities, obligations or interests of any such member thereunder being terminated or adversely modified or affected or any obligation or liability arising or any adverse action being taken or arising thereunder;

(iii)
any assets or interests of any such member being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged or could cease to be available to any such member otherwise than in the ordinary course of business;

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(iv)
the creation or enforcement of any mortgage, charge or other security interest over the whole or any part of the business, property or assets of any such member or any such mortgage, charge or other security interest (whenever arising or having arisen) becoming enforceable;

(v)
the rights, liabilities, obligations or interests of any such member in, or the business of any such member with, any person, firm or body (or any arrangement(s) relating to any such interest or business) being terminated, adversely modified or adversely affected;

(vi)	the value of any such member or its financial or trading position or prospects being prejudiced or adversely affected;

(vii)	any such member ceasing to be able to carry on business under any name under which it presently does so; or

(viii)	the creation of any liability, actual or contingent, by any such member;

(ix)	the creation of any liability of any such member to make any severance, termination, bonus or other payment to any of its directors or other officers,

and no event having occurred which, under any provision of any agreement, arrangement, license, permit, lease or other instrument to which any member of the ADSL Group is a party or by or to which any such member or any of its assets may be bound, entitled or subject, could reasonably be expected by YRMN to result (either with the passage of time, the giving of notice or both) in any of the events or circumstances as are referred to in sub-paragraphs (i) to (ix) of this condition (b) in each case to an extent which is material in the context of the ADSL Group taken as a whole;

(c)
no central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory, environmental or investigative body, court, stock exchange, trade agency, association, institution or any other body or person whatsoever in any jurisdiction (each, a “Third Party”) having given notice of a decision or decided to take, institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference, or having required any action to be taken or otherwise having done anything, or having enacted, made or proposed any statute, regulation, decision or order, and there not continuing to be outstanding any statute, regulation, decision or order, or having taken any other step which would or would reasonably be expected by YRMN to:

(i)
require, prevent or materially delay the divestiture, or adversely alter the terms envisaged for any proposed divestiture by any member of the YRMN Group or any member of the ADSL Group of all or any material portion of their respective businesses, assets or property or impose any material limitation on the ability of any of them to conduct their respective businesses (or any of them) or to own any of their respective material assets or material properties or any part thereof;

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(ii)
result in a material delay in the ability of YRMN, or prevent it or render it unable, to acquire some or all of the ADSL Shares or require a material divestiture by YRMN or any member of the YRMN Group of any securities in ADSL;

(iii)
impose any material limitation on, or result in a material delay in, the ability of any member of the YRMN Group directly or indirectly to acquire or to hold or to exercise effectively all rights of ownership in respect of shares or loans or securities convertible into shares or any other securities (or the equivalent) in any member of the ADSL Group or the YRMN Group or to exercise, directly or indirectly, voting or management control over any such member;

(iv)	otherwise materially and adversely affect the business, assets, liabilities profits or prospects or financial or trading position of any member of the ADSL Group or the YRMN Group;

(v)
make the Offer, its implementation or the acquisition or proposed acquisition by YRMN or any member of the YRMN Group of any shares or other securities in, or control or management of, ADSL void, illegal and/or unenforceable under the laws of any jurisdiction, or otherwise, directly or indirectly, materially restrain, prevent, restrict, prohibit, delay or otherwise interfere with, the same, or impose additional material conditions or obligations with respect to, or otherwise materially impede or challenge or require material amendment of the Offer or the acquisition by YRMN or any member of the YRMN Group of any shares or other securities in ADSL;

(vi)
require any member of the YRMN Group or the ADSL Group to acquire, or to offer to acquire, any shares or other securities (or the equivalent) or interest in any member of the ADSL Group or the YRMN Group owned by any third party (other than in the implementation of the Offer);

(vii)
impose any material limitation on the ability of any member of the ADSL Group or the YRMN Group to co-ordinate its business, or any part of it, with the businesses of any other member of the ADSL Group and/or the YRMN Group; or

(viii)
result in any member of the ADSL Group or the YRMN Group ceasing to be able to carry on business as it presently does, in each case to an extent which is material in the context of the Offer, or the YRMN Group or the ADSL Group taken as a whole (as the case may be), and all applicable waiting and other time periods (including any extensions thereof) during which any such Third Party could institute, implement or threaten any action, proceeding, suit, investigation, enquiry or reference or any other step under the laws of any jurisdiction in respect of the Offer or proposed acquisition of any shares or securities in ADSL having expired, lapsed or been terminated;

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(d)
all filings or applications which are reasonably considered necessary or advisable by YRMN or which are required by law having been made in connection with the Offer and all statutory or regulatory obligations in any jurisdiction having been complied with in connection with the Offer or the acquisition by any member of the YRMN Group of any shares or other securities in, or under control of, ADSL and all authorisations, declarations, decisions, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions and approvals (“authorisations”) reasonably considered necessary or advisable by YRMN, or which are required by law in respect of the Offer or the proposed acquisition of any shares or other securities in, or control of, ADSL by any member of the YRMN Group having been obtained in terms and in a form reasonably satisfactory to YRMN from all appropriate Third Parties or persons with whom any member of the ADSL Group has entered into contractual arrangements, in each case where the absence of such authorisations would have a material adverse effect on the YRMN Group or the ADSL Group taken as a whole (as the case may be) or would be material in the context of the Offer, and all such authorisations which are reasonably considered by YRMN to be necessary to carry on the business of any member of the ADSL Group as currently carried on remaining in full force and effect and all filings necessary for such purpose having been made and there being no notice or intimation of any intention to revoke or not to renew any of the same and all necessary statutory or regulatory obligations in any jurisdiction having been complied with;

(e)	save as Disclosed, no member of the ADSL Group having, since 31st December 2007:

(i)
save for ADSL Shares issued pursuant to the exercise of options granted under the ADSL Share Option Schemes, issued or agreed to issue, authorised or proposed the issue of additional shares or securities of any class;

(ii)
save for the grant of options under the ADSL Share Option Schemes, issued or agreed to issue, authorised or proposed the issue of securities convertible into shares of any class or rights, warrants or options to subscribe for, or acquire, any such shares or convertible securities;

(iii)
purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares (including treasury shares) or other securities or reduced or made or authorised any other change to any part of its share capital;

(iv)
save as between ADSL and wholly-owned subsidiaries of ADSL (“Intra-ADSL Group Transactions”) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution to any shareholder whether payable in cash or otherwise;

(v)
save for Intra-ADSL Group Transactions, merged with or demerged from any body corporate or partnership or, other than in the ordinary course of business, acquired or disposed of or transferred, mortgaged, charged or created any security interest over, any asset or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to propose the same which, in any case, is material in the context of the ADSL Group taken as a whole;

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(vi)	save for Intra-ADSL Group Transactions, made or authorised or proposed or announced an intention to propose any change in its loan capital;

(vii)
save for Intra-ADSL Group Transactions, issued, authorised or proposed the issue of any debentures or incurred or increased any indebtedness or liability (actual or contingent) or proposed to do any of the foregoing;

(viii)
entered into, implemented, effected, authorised, proposed or announced any reconstruct i on, ama l gamat i on, sc h eme, comm i tment or ot h er transact i on or arrangement in respect of itself or another member of the ADSL Group that is material in the context of the ADSL Group;

(ix)
save for service agreements entered into or to be entered into between ADSL and each of Michael Kingshott and Andrew Tan pursuant to the statement issued on 27th August 2008, entered into, or varied any material terms of, any agreement with any of the directors or senior executives of ADSL;

(x)
entered into, varied or (in a manner which is materially prejudicial to the ADSL Group taken as a whole) terminated, or authorised, proposed or announced its intention to enter into, vary or (in a manner which is materially prejudicial to the ADSL Group taken as a whole) terminate any agreement, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which:

(A)	is of a long term, onerous or unusual nature or magnitude;

(B)	is or would reasonably be expected to be materially restrictive to the business of any member of the ADSL Group; or

(C)	is outside of the ordinary course of business and is material in the context of the ADSL Group taken as a whole;

(xi)
proposed, agreed to provide or modified the terms of any share option scheme or any incentive scheme relating to the employment or termination of employment of any employee of the ADSL Group save as Disclosed or other than in the ordinary course;

(xii)
terminated or varied the terms of any agreement or arrangement between any member of the ADSL Group and any other person in a manner which would or would reasonably be expected to have a material adverse effect on the financial position or prospects of the ADSL Group taken as a whole;

(xiii)
taken any corporate action or had any legal proceedings started or threatened against it or petition presented or order made for its winding-up (voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or had any such person appointed in any jurisdiction;

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(xiv)
been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(xv)	waived, settled or compromised any claim otherwise than in the ordinary course of business where such claim is not material in the context of the business of the ADSL Group taken as a whole;

(xvi)
made any alteration to its memorandum or articles o f association or other incorporation documents or, except for any change required by reason of a concurrent change in applicable law, regulation or generally accepted accounting practice, to any method of accounting or accounting practice used by it on the date hereof and which, in any case, is materially adverse in the context of the ADSL Group taken as a whole; or

(xvii)
entered into or varied any contract, commitment, arrangement or agreement or passed any resolution or made any offer (which remains open for acceptance) with respect to or announced any intention to, or proposed to, effect any of the transactions, matters or events referred to in this condition (e),

(f)	since 31st December 2007 and save as Disclosed:

(i)	no material adverse change or deterioration having occurred in the business, assets, financial or trading position or profits or prospects of any member of the ADSL Group;

(ii)
no litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the ADSL Group is or may become a party (whether as a claimant, defendant or otherwise) and no enquiry or investigation by or complaint or reference to any third party against or in respect of any member of the ADSL Group having been instituted, announced or threatened by or against or remaining outstanding against or in respect of any member of the ADSL Group which in any such case would reasonably be expected to materially adversely affect any member of the ADSL Group;

(iii)	no contingent or other liability having arisen or become apparent to YRMN, which would be likely to materially adversely affect any member of the ADSL Group; and

(iv)
no steps having been taken which are likely to result in the withdrawal (without replacement), cancellation, termination or modification of any authorisations, declarations, decisions, orders, recognitions, grants, consents, licences, confirmations, clearances, permissions or approvals held by any member of the ADSL Group which is necessary for the proper carrying on of its business,

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(g)
save as Disclosed, YRMN not having discovered: (a) that any financial, business or other information concerning the ADSL Group as contained in the information publicly disclosed at any time by or on behalf of any member of the ADSL Group is materially misleading, contains a misrepresentation of fact or omits to state a fact necessary to make that information not misleading; or (b) that any member of the ADSL Group, or any partnership, company or other entity in which any member of the ADSL Group has an economic interest and which is not a subsidiary undertaking of ADSL is subject to any liability (contingent or otherwise) which is material in the context of the ADSL Group taken as a whole; or

(h)
since 31st December 2007, YRMN not having discovered any information which adversely affects the import of any information Disclosed at any time by or on behalf of any member of the ADSL Group and which, in any such case, is material in the context of the ADSL Group taken as a whole. YRMN reserves the right to waive, in whole or in part, all or any of the above conditions, except condition (a). Conditions (b) to (g) (inclusive) must be fulfilled by midnight on the 21st day after the later of the First Closing Date and the date on which condition (a) is fulfilled (or in each such case such later date as YRMN may decide, having consulted with the ADSL Board);

(i)
YRMN not having discovered that any past or present member of the ADSL Group has failed to comply with any applicable legislation or regulations of any jurisdiction or any notice or requirement of any Third Party on any matter, including without limitation with regard to the storage, disposal, discharge, spillage, release, leak or emission of any waste or hazardous or harmful substance or any substance likely to impair the environment or harm human or animal health or otherwise relating to environmental matters or that there has been any such storage, presence, disposal, discharge, spillage, release, leak or emission (whether or not the same constituted non-compliance by any person with any such legislation or regulation, and whenever the same may have taken place), any of which non-compliance would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the ADSL Group and which is material in the aggregate, in the context of the ADSL Group taken as a whole; or

(j)
YRMN not having discovered that there is, or is reasonably likely to be, any obligation or liability (whether actual or contingent) to make good, repair, reinstate or clean up any property now or previously owned, occupied, operated or made use of or controlled by any past or present member of the ADSL Group under any environmental legislation, regulation, notice, circular or order of any Third Party in any jurisdiction.

YRMN shall be under no obligation to waive or treat as satisfied any of the conditions (b) to (j) (inclusive) by a date earlier than the latest date specified for the satisfaction thereof, notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are at such earlier date no circumstances indicating that any of such conditions may not be capable of fulfilment.

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

PART B

FURTHER TERMS OF THE OFFER

The following further terms apply to the Offer. Except where the context otherwise requires, any reference in Part B or C of this Appendix 1 and in the Form of Acceptance: (i) to the Offer “becoming unconditional” or “being declared unconditional” or means unconditional as to acceptances, (ii) to “acceptances of the Offer” shall include deemed acceptances of the Offer and (iii) to the “Offer Document” shall mean this document and any other document containing the Offer.

1.	Acceptance Period

(a)	The Offer will initially be open for acceptance until 19th December 2008.

(b)	YRMN reserves the right (but will not be obliged), with the prior consent of the ADSL Directors, to extend the Offer to a later time(s) and/or date(s).

(c)
Although no revision is envisaged, if the Offer (in its original or previously revised form) is revised, it will remain open for acceptance for a period of at least 14 days from the date of posting the revised offer document to ADSL Shareholders.

(d)
The Offer, whether revised or not, shall not, be capable of becoming unconditional after midnight on 27th January 2009. and the Offer shall lapse on that date if it has not become or is not declared unconditional as to acceptances on that date unless:

i)	an Independent Competing Offer has been announced;

ii)	the ADSL Directors consent to the extension; or

iii)	YRMN’s receiving agent requests an extension of time in order to prepare a certificate stating the number of acceptances which have been received.

(e)
If the Offer has become unconditional, it will remain open for acceptance until the later of (i) 19th December 2008 and (ii) not less than 14 days after the date on which it become unconditional. If the Offer has become unconditional and it is stated by or on behalf of YRMN (having obtained the prior consent of the ADSL Directors) that the Offer will remain open until further notice, then not less than 14 days’ notice will be given prior to the closing of the Offer to ADSL Shareholders who have not accepted the Offer.

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

2	Announcements

(a)
YRMN will release an announcement (a “Following Day Announcement”) to the Regulatory News Service by 8.00 a.m. London time on the Business Day following the day on which the Offer is due to expire (the First Closing Date or a subsequent Closing Date), becomes or is declared unconditional as to acceptances or if the Offer is revised or extended. The Following Day Announcement will also:

(i)
state the number of ADSL Shares for which acceptances have then been received, making it clear to what extent any of the acceptances are from Concert Parties of YRMN or are in respect of shares which were subject to an irrevocable commitment or a letter of intent to accept the offer procured by YRMN or any of its associates;

(ii)
give details of any relevant securities or related financial instruments (as defined in the AIM Rules) of ADSL in which YRMN or any of its Concert Parties has an interest or in respect of which any such party has a right to subscribe (specifying in each case the nature of the interests or rights concerned);

(iii)	give details of any relevant ADSL securities in respect of which YRMN or any of its Concert Parties has an outstanding irrevocable commitment or letter of intent;

(iv)	give details of any relevant securities of ADSL which YRMN or any of its Concert Parties has borrowed or lent (other than any borrowed shares which have either been on-lent or sold);

(v)	specify the percentages of the relevant classes of relevant securities represented by the figures referred to in paragraphs (i) to (iv) above;

(vi)
include a prominent statement of the total number of shares which YRMN may count towards the satisfaction of the Acceptance Condition and the percentages of each class of relevant securities represented by the figures referred to in paragraphs (i) to (iv) above; and

(vii)	if the announcement is extending the Offer, state the date for acceptance.

3.	Irrevocable acceptances

(a)
If by 9th January 2009 the Offer has not become unconditional, an accepting ADSL Shareholder may withdraw his acceptance at any time thereafter by written notice received by Capita Registrars Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, England, before the earlier of (i) the time when the Offer becomes unconditional and (ii) the final time for lodgement of acceptances of the Offer which can be taken into account in accordance with paragraph 1 above.

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(b)
If YRMN has announced that the offer is unconditional as to acceptances, and subsequently fails to issue a Following Day Announcement by 3.30 pm on the Business Day following the day on which the Offer is due to expire, any ADSL shareholder who has accepted the Offer will be entitled to withdraw his acceptance by written notice received by Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent BR3 4TU, England before the later of (i) one week after the default occurs or (ii) until the default is rectified.

(c)	Except as provided by this paragraph 3, acceptances shall be irrevocable.

(d)
In this paragraph 3, “written notice” means notice in writing bearing the original signature(s) of the relevant accepting ADSL Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to YRMN is produced with the notice). Telex or facsimile transmission or copies will not be sufficient to constitute written notice.

4.	General

(a)
The Offer will lapse unless the Offer has not become unconditional as to acceptances by 27th January 2009 (“Lapsing Date”) or such later date as YRMN may determine with the prior consent of the ADSL Directors. If the Offer lapses, the Offer shall cease to be capable of further acceptance and YRMN and ADSL Shareholders shall cease to be bound by prior acceptances.

(b)
Settlement of the consideration to which any ADSL Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which ADSL may otherwise be, or claim to be, entitled as against such ADSL Shareholder.

(c)
The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document will have the same meanings when used in the Form of Acceptance unless the context otherwise requires.

(d)
The Offer and all acceptances thereof or pursuant thereto and the Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law. Execution by or on behalf of a ADSL Shareholder of a Form Acceptance will constitute his and the ADSL submission, in relation to all matters arising out of or in connection with the Offer and the Form of Acceptance, to the jurisdiction of the Courts of England and his agreement that nothing shall limit the rights of YRMN to bring any action, suit or proceeding arising out of or in connection with the Offer or the Form of Acceptance in any other manner permitted by law or in any court of competent jurisdiction.

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(e)
Any omission to dispatch this document or the Form of Acceptance or any notice required to be dispatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to such person. The Offer extends to all ADSL Shareholders to whom this document, the Form of Acceptance and any related documents may not be or have not been dispatched, and such persons may request copies of those documents from Capita Registrars, Corporate Actions, The Registry, 34 Beckenham Road, Beckenham, Kent, BR3 4TU or, by telephone on 0871 664 0321 from within the UK or +44 20 8639 3399 if calling from outside the UK. Calls to the 0871 664 0321 number cost 10 pence per minute (including VAT) plus your service provider’s network extras. Calls to the helpline from outside the UK will be charged at applicable international rates. Different charges may apply to calls from mobile telephones and calls may be recorded and randomly monitored for security and training purposes. The helpline cannot provide advice on the merits of the Offer nor give any financial, legal or tax advice.

(f)
Without prejudice to any other provision in this Part B of Appendix 1. ADSL reserves the right to treat acceptances of the Offer as valid if received by or on behalf of it at any place or places or in any manner determined by it otherwise than as set out herein or in the Form of Acceptance.

(g)
To be valid the Form of Acceptance must be completed to a suitable standard and accompanied by the relevant share certificates and be delivered by or on behalf of the relevant ADSL Shareholder to Capita Registrars on or before the last time for acceptance set out in this document and Capita Registrars must have recorded that the Form of Acceptance or transfer and accompanying documents have been so received. For this purpose a Form of Acceptance is completed to a suitable standard: if it constitutes a valid and irrevocable appointment of YRMN or some person on its behalf as an agent or attorney for the purpose of executing a transfer of ADSL Shares above on behalf of the ADSL Shareholder. If the Form of Acceptance is executed by a person other than the registered holder, appropriate evidence of authority (eg grant of probate or certified copy of a power of attorney) must be produced.

(h)
If the Offer does not become unconditional in all respects the Form of Acceptance and any share certificate(s) or other document(s) of title will be returned by post within 14 days of the Offer lapsing, at the risk of the person entitled thereto, to the first named registered ADSL Shareholder at his or her address in the register of members of ADSL.

(i)
If the expiry date of the Offer is extended, all references in this document and in the Form of Acceptance to 19th December 2008 (except the definition of “First Closing Date” but for avoidance of doubt including in relation to the return of the Questionnaire) shall be deemed to refer to the expiry date of the Offer as so extended.

(j)
The Offer is made on the date of this document and is capable of acceptance from and after that time. Copies of this document, the Form of Acceptance and any related documents are available from Capita Registrars at the address and telephone number set out in paragraph 3(a) above.

(k)	The Offer is made by means of this document.

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

PART C

FORM OF ACCEPTANCE

Each ADSL Shareholder by whom, or on whose behalf, a Form of Acceptance is executed and received by ADSL or by or on behalf of ADSL agrees to and with ADSL and Capita Registrars (so as to bind him, his personal representatives, heirs, successors and assigns) to the following effect:

(a)	That the execution of a Form of Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the relevant ADSL Shareholders’ entire holding of ADSL Shares; and

(ii)	an undertaking to execute any further documents and give any further assurances which may be reasonably required to vest in the relevant ADSL Shares,

on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject only to the rights of withdrawal set out in paragraph 3 of Part B of this Appendix 1, each such acceptance shall be irrevocable;

(b)
that ADSL Shares in respect of which the Offer is accepted or deemed to be accepted are sold free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interest of any nature and together with all rights attaching thereto as at the date of this document including the right to receive and retain all dividends and other distributions;

(c)
that he will deliver or procure the delivery, to Capita Registrars at the address referred to in paragraph 11 of Part II of this document, on behalf of ADSL, his share certificate(s) and/or other document(s) of title in respect of the ADSL Shares in respect of which the Offer has been accepted and not validly withdrawn or an indemnity reasonably acceptable to ADSL in lieu thereof, as soon as possible and in any event within two weeks of the Offer becoming unconditional;

(d)
that the execution and delivery of the Form of Acceptance constitutes, subject to the Offer becoming unconditional, the irrevocable appointment of ADSL and any of its respective directors and agents as the ADSL Shareholder’s attorney and/or agent. To complete and execute any form(s) of transfer for the transfer of his ADSL Shares for registration within two months of the Offer becoming unconditional and that he agrees to ratify each and every act or thing which may be done or effected by ADSL or any of its respective directors or agents, as the case may be, in the proper exercise of such powers;

(e)
That the execution and delivery of the Form of Acceptance constitutes a waiver of any current or prior rights of pre-emption or similar rights contained in ADSL’s articles of association, any shareholders agreement or otherwise of any of the ADSL Shares and a consent to the registration of any transfer of and ADSL Shares notwithstanding any provisions of ADSL’s articles of association;

APPENDIX 1	CONDITIONS AND FURTHER TERMS OF THE OFFER

(f)
that ADSL shall be entitled, after Closing to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of ADSL) attaching to any ADSL Shares in respect of which the Offer has been accepted and not validly withdrawn, and the execution of the Form of Acceptance will constitute an authority to ADSL from such shareholder to send any notice, circular or other document or communication which may be required to be sent to him as a member of ADSL in respect of such shares to ADSL and an authority to ADSL or any person nominated by ADSL to sign any consent to short notice of a general or separate class meeting as his attorney and/or agent and on his behalf and/or to execute a form of proxy in respect of such ADSL Shares appointing any person nominated by ADSL to attend general and separate class meetings of ADSL and to exercise the votes attaching to such shares on his behalf, and will also constitute the agreement of such shareholder not to exercise any such rights without the consent of ADSL and the irrevocable undertaking of such shareholder not to appoint a proxy for or to attend such general or separate class meeting.

References in this Part C to an ADSL Shareholder shall include references to the person or persons executing a Form of Acceptance.

APPENDIX 2	HISTORICAL FINANCIAL INFORMATION RELATING TO YARRAMAN

CONSOLIDATED BALANCE SHEETS
In accordance with US GAAP

	30th June	30th June
	2008	2007
	(Unaudited)	(Audited)

ASSETS
Current Assets
Cash and cash equivalents	$(39,452)	$150,072
Accounts receivable, net	723,530	775,718
Inventory	5,570,381	4,074,056
Other receivables	195,673	85,931
Due from related parties	–	–
Other assets	246,732	227,672

Total Current Assets	6,696,864	5,313,449

Property, plant and equipment, net	4,458,798	4,235,575

Other asset	332,680	212,200

Total Other Assets	4,791,478	4,447,775

	$11,488,343	9,761,224

LIABILITIES AND STOCKHOLDERS’
EQUITY (DEFICIT)

Current Liabilities:
Accounts payable and accrued expenses	$1,618,133	$1,199,567
Capital leases, current portion	103,765	140,849
Due to related party	–	2,905,986

Total Current Liabilities	1,721,898	4,246,402

Long Term Liabilities:
Capital leases, net of current portion	78,292	124,847
Loans payable – related party	2,267,185	1,749,097
Long-term debt	5,511,308	4,818,008

Total Long Term Liabilities	7,856,785	6,691,952

Total Liabilities	9,578,683	10,938,354

Stockholder’s Equity (Deficit):
Common stock, $.001 par value, 90,000,000 shares authorized 38,000,000 shares and 25,000,000 shares issued and outstanding	38,000	25,000
Additional paid in capital	10,484,929	5,455,252
Subscription receivable	(88,000)	–
Other comprehensive income	(177,702)	10,977
Accumulated deficit	(8,347,566)	(6,668,359)

Total Stockholder’s Equity (Deficit)	1,909,660	(1,177,130)

	$11,488,343	$9,761,224

APPENDIX 2	HISTORICAL FINANCIAL INFORMATION RELATING TO YARRAMAN

CONSOLIDATED STATEMENTS OF OPERATIONS
In accordance with US GAAP
		For the Quarters Ended
	Fiscal					Fiscal
	Year Ended	30th September	31st December	31st March	30th June	Year Ended
	30th June 2007	2007	2007	2008	2008	30th June 2008
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales, net	$2,012,445	$672,994	$793,716	$603,984	$733,920	$2,804,614
Cost of sales	2,997,698	464,365	576,218	379,244	369,941	1,789,768

Gross profit (loss)	(985,253)	208,629	217,498	224,740	363,979	1,014,846

Selling, general and administrative expenses	2,585,728	630,457	390,688	432,579	237,670	1,691,394

Income (Loss) from operations	(3,570,981)	(421,828)	(173,190)	(207,839)	126,309	(676,548)

Other (Income) Expense
Interest income	(1,088)	(727)	(227)	(13)	(781)	(1,748)
Interest expense	871,485	199,634	272,981	239,366	220,623	932,604
Other (income) expenses net		23,031	1,946	(3,085)	86,793	108,685
Gain on sale of fixed asset	13,032	–	(5,818)	(152)	(106)	(6,076)
Transaction gain (loss) on foreign currency	(1,630)	1,227	(33,057)	460	561	(30,809)

Total Other (Income) Expense	881,799	223,165	235,825	236,576	307,090	1,002,656

Loss before income taxes	(4,452,780)	(644,993)	(409,015)	(444,415)	(180,781)	(1,679,204)

Provision for income taxes	–	–	–	–	–	–

Net loss	(4,452,780)	(644,993)	(409,015)	(444,415)	(180,781)	(1,679,204)

Other comprehensive income (loss)
Foreign currency translation	(141,212)	244,877	35,740	(85,487)	(383,809)	(188,679)

Comprehensive Loss	$(4,593,992)	$(400,116)	$(373,275)	$(529,902)	$(564,590)	$(1,867,883)

Net loss per share:
Basic & diluted	$(0.18)	$(0.02)	$(0.01)	$(0.02)	$(0.02)	$(0.07)

Weighted average number of shares outstanding:
Basic & diluted	25,000,000	25,250,000	25,250,000	25,250,000	29,333,333	26,312,500

Weighted average of dilutive securities has not been calc< ;/f ont>ulated since the effect of dilutive securities is anti-dilutive.

APPENDIX 2	HISTORICAL FINANCIAL INFORMATION RELATING TO YARRAMAN

CONSOLIDATED STATEMENTS OF CASH FLOWS
In accordance with US GAAP

		For the Quarters Ended
	Fiscal					Fiscal
	Year Ended	30th September	31st December	31st March	30th June	Year Ended
	30th June 2007	2007	2007	2008	2008	30th June 2008
	(Audited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(4,452,780)	$(644,993)	$(409,015)	$(444,415)	$(180,781)	$(1,679,204)
Adjustments to reconcile net loss to net cash used in operating activities:
Shares issued for services	117,000	–	–	–	432,000	432,000

Depreciation	389,266	88,943	92,169	86,672	90,737	358,521
Salary forgiven for stock payment	–	–	–	–	17,000	17,000
Amortization of discount on debt	205,905	38,629	63,144	58,038	48,317	208,128
(Increase)/decrease in assets:
Accounts receivables	(205,461)	(30,107)	(38,188)	243,120	(122,637)	52,188
Inventory	757,764	(876,629)	253,806	(484,179)	(389,323)	(1,496,325)
Other receivables	26,647	(19,392)	(105,063)	37,197	(22,484)	(109,742)
Other assets	21,549	23,460	(42,638)	90,471	(97,680)	(26,389)
Increase in liabilities:
Accounts payable and accrued expenses	114,768	12,667	183,198	213,747	8,952	418,564

Total Adjustments	1,427,438	(762,429)	406,427	245,068	(35,119)	(146,053)

Net cash used in operations	(3,025,342)	(1,407,422)	(2,587)	(199,349)	(215,901)	(1,825,259)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of property and equipment	–	–	(3,134)	(16,445)	(921)	(20,500)
Acquisition of intangible	–	–	–	–	(14,423)	(14,423)

Net cash provided by (used in) investing activities	–	–	(3,134)	(16,445)	(15,344)	(34,923)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	74,634	41,565	7,905	1,999	2,117	53,586
Proceeds from payment on subscription receivable	–	5,500	5,500	5,500	(16,500)	–
Capital lease payments	(95,164)	9,882	(80,311)	48,305	(96,794)	(118,918)
Receivable from related parties	–	(49,492)	(11,774)	(2,870)	64,136	–
Loans payable – related party	2,905,986	915,060	(28,768)	83,736	301,441	1,271,469

Net cash provided by (used in) financing activities	2,885,456	922,515	(107,448)	136,670	254,400	1,206,137

Effect of exchange rate changes on cash and cash equivalents	179,520	376,928	77,955	90,209	(80,572)	464,520

Net decrease in cash and cash equivalents	39,634	(107,979)	(35,214)	11,085	(57,417)	(189,525)

Cash and cash equivalents, beginning balance	110,438	150,072	42,093	6,879	17,964	150,072

Cash and cash equivalents, ending balance	$150,072	$42,093	$6,879	$17,964	$(39,453)	$(39,453)

SUPPLEMENTAL DISCLOSURES:
Cash paid for:
Income tax payments	$–	$–	$–	$–	$–	$–

Interest payments	$282,949	$76,511	$172,779	$127,041	$36,030	$412,361

Non-cash financing and investing activities
Purchase of equipment under capital leases	$144,297	$–	$–	$–	$–	$–

Discount on debt	$871,307	$38,629	$63,144	$75,466	$30,889	$208,128

APPENDIX 2	HISTORICAL FINANCIAL INFORMATION RELATING TO YARRAMAN

CONSOLIDATED FINANCIAL INFORMATION
30th June 2008

	Proforma US GAAP (Unaudited) Year Ended June 2008	Proforma International Standards (Unaudited) Year Ended June 2008

Revenue	$2,804,614	$2,804,614
Cost of Revenue	1,789,768	1,789,768

Gross Profit	1,014,846	1,014,846
Selling, General and Administrative expenses	1,078,191	1,078,191

Income before Interest, Tax and USA Nonrecurring expense	(63,345)	(63,345)
USA Stock Issuances-Officers/ Directors/Legal	613,203	613,203	(Note 2)

Earnings before Interest and Taxes	$(676,548)	$(676,548)

Current Assets	$6,696,865	$6,696,865
Fixed Assets	4,458,798	10,098,613	(Note 3)
Other Assets	332,680	1,122,865	(Note 3)

Total Assets	$11,488,343	$17,918,343

Current Liabilities	$1,721,898	$1,721,898
Long Term Liabilities	7,856,785	7,856,785

Total Liabilities	9,578,683	9,578,683
Stockholders’ Equity (Deficit)	1,909,660	8,339,660	(Notes 1 and 3)

Total Liabilities and Stockholders’ Equity (Deficit)	$11,488,343	$17,918,343

Note 1.	Conversion of shareholder loans to equity

Note 2.	Includes stock issuance to officers and directors

Note 3.	Increase in value of fixed and intangible assets in accordance with IFRS

APPENDIX 3	HISTORICAL FINANCIAL INFORMATION RELATING TO ADSL

CONDENSED CONSOLIDATED INCOME STATEMENT
In accordance with IFRS

	1st January 2008 to 30th June 2008 (Unaudited) £’000	10th April 2007 to 31st December 2007 (Audited) £’000

TURNOVER	2,453	520

Cost of sales	(1,917)	(425)

Gross Profit	536	95

Other revenue	254	174

Distribution expenses	(153)	(13)

Administrative expenses	(413)	(129)

OPERATING PROFIT	224	127

Finance costs	(11)	-

PROFIT BEFORE INCOME TAX	213	127

Taxation	(20)	(14)

PROFIT FOR THE PERIOD	193	113

ATTRIBUTABLE TO:

Equity holders of the Company	187	128

Minority interests	6	(15)

	193	113

EARNINGS PER SHARE

Basic (pence per share)	0.63	1.08

Diluted (pence per share)	0.63	1.07

APPENDIX 3	HISTORICAL FINANCIAL INFORMATION RELATING TO ADSL

CONDENSED CONSOLIDATED BALANCE SHEET
In accordance with IFRS

		31st
	30th June 2008	December 2007
	(Unaudited)	(Audited)
	£’000	£’000

ASSETS

NON-CURRENT ASSETS
Property, plant and equipment	411	1,456
Goodwill	1,570	1,570
Interests in brand name	127	127

	2,108	3,153
CURRENT ASSETS
Inventories	536	335
Due from minority shareholder	1,129	–
Due from shareholders	9	–
Trade receivables	361	608
Other receivables and prepayments	1,016	698
Cash and cash equivalents	102	521

	3,153	2,162

TOTAL ASSETS	5,261	5,315

EQUITY AND LIABILITIES

CAPITAL AND RESERVES
Share capital	307	307
Reserves	2,857	2,750

	3,164	3,057
Minority interests	1,285	1,279

TOTAL EQUITY	4,449	4,336

CURRENT LIABILITIES
Due to shareholders	–	198
Receipts in advance	35	115
Short term loan – letter of credit	209	–
Trade payables	127	360
Other payables and accruals	421	293
Current tax payable	20	13

TOTAL LIABILITIES	812	979

TOTAL EQUITY AND LIABILITIES	5,261	5,315

APPENDIX 3	HISTORICAL FINANCIAL INFORMATION RELATING TO ADSL

CONDENSED CONSOLIDATED CASH FLOW STATEMENT
In accordance with IFRS

	1st January 2008	10th April 2007
	to	to 31st
	30th June 2008	December 2007
	£’000	£’000

Cash flows from operating activities
Profit before taxation	213	127
Adjustment for
Depreciation	31	26
Interest income	(12)	(4)
Waiver of amount due to a shareholder	(77)	(160)

Operating cash flows before working capital changes	155	(11)
Increase in inventories	(201)	(179)
Decrease/(Increase) in trade receivables	247	(314)
Increase in other receivables and prepayments	(318)	(300)
(Decrease)/Increase in amounts due to shareholders	(207)	96
(Decrease)/Increase in receipts in advance	(80)	88
(Decrease)/Increase in trade payables	(233)	131
Increase/(Decrease) in other payables and accruals	205	(441)

Cash used in operating activities	(432)	(930)

Interest income received	12	4
Tax paid	(13)	(2)

Net cash used in operating activities	(433)	(928)

Cash flows from investing activities

Purchase of property, plant and equipment	(28)	(103)
Acquisition of subsidiaries, net of cash acquired	–	53

Net cash used in investing activities	(28)	(50)
Cash flows from financing activities
Increase in bank loans – Letter of credits	209	–
Proceeds from issuance of ordinary shares	–	2,334
Share issue expenses	–	(857)

Net cash generated from financing activities	209	1,477

Net (decrease)/increase in cash and cash equivalents	(252)	499

Cash and cash equivalents at beginning of the period	521	–
Effect on foreign exchange rate change	(167)	22

Cash and cash equivalents at the end of period	102	521

Analysis of the balances of cash and cash equivalents
Bank and cash balance	102	521

APPENDIX 4	PRO FORMA STATEMENT OF NET ASSETS FOR THE ENLARGED GROUP

ILLUSTRATIVE PRO FORMA STATEMENT OF NET ASSETS FOR THE ENLARGED GROUP AS AT 30TH JUNE 2008

The following unaudited pro forma statement of net assets of the Enlarged Group, which has been prepared for illustrative purposes only, shows what the net assets of the Enlarged Group might be following completion of the acquisitions of Asia Distribution Solutions Limited and Jugiong by the Company. It has been prepared on the basis that the acquisitions were completed at 30th June 2008 and on the basis set out in the notes. Due to its nature, it may not give a true reflection of the financial position of the Enlarged Group.

	30th June 2008
				Proforma
All figures are in US$	YRMN	ADSL (2)	Jugiong (3)	Enlarged Group
IFRS BASIS	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$(39,452)	$1,680,746	$-	$1,641,294
Accounts receivable	723,530	2,922,649	-	3,646,179
Inventory	5,570,381	1,937,877	-	7,508,258
Due from related party	70,555	799,044	-	869,599
Other assets	371,850	500,099	-	871,949

Total current assets	6,696,864	7,840,414	-	14,537,278

Property, plant, and equipment, net (see Notes 1 and 4)	10,098,613	611,352	11,000,000	21,709,965
Intangible assets (Note 4)	1,122,865	254,916	-	1,377,782
Goodwill	-	2,485,163	-	2,485,163
Leasehold improvements	-	208,197	-	208,197
Amortization	-	(194,739)	-	(194,739)

Total assets	$17,918,343	$11,205,302	$11,000,000	$40,123,646

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Receipt in advance	$-	$66,424	$-	$66,424
Trade and other payables	1,618,133	2,012,797	-	3,630,930
Capital leases, current portion	103,765	-	-	103,765

Total current liabilities	1,721,898	2,079,222	-	3,801,120

APPENDIX 4	PRO FORMA STATEMENT OF NET ASSETS FOR THE ENLARGED GROUP

	30th June 2008
				Proforma
All figures are in US$	YRMN	ADSL (2)	Jugiong (3)	Enlarged Group
IFRS BASIS	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Capital leases, net of current portion	78,292	-	-	78,292
Related party debt	2,267,185	1,014,323	-	3,281,508
Long-term debt	5,511,308	323,230	5,000,000	10,834,538

Total liabilities	9,578,683	3,416,775	5,000,000	17,995,458

Shareholders’ equity
Common stock	38,000	63,340	-	101,340
Accumulated earnings (deficit)	(8,525,269)	1,264,244	-	(7,261,025)
Subscription receivable	(88,000)	-	-	(88,000)
Minority interest	-	452,356	-	452,356
Redeemable convertible Note	-	-	6,000,000	6,000,000
Additional paid-in capital (Note 4)	16,914,931	6,008,587	-	22,923,516

Total shareholders’ equity	8,339,660	7,788,527	6,000,000	22,128,187

Total liabilities and shareholders’ equity	$17,918,343	$11,205,302	$11,000,000	$40,123,645

Net Assets	$8,339,660	$7,788,527	$6,000,000	$22,128,187

Tangible Assets	$16,795,477	$8,465,223	$11,000,000	$36,260,701

Notes:

(1)	Assumes the acquisition of the Jugiong vineyard together with the convertible note of US$6,000,000 as of 30th June 2008.

(2)	Extracted from ADSL interim results to 30th June 2008 and translated into US Dollars at $0.567 Pound Sterling to US Dollar.

(3)	Extracted from management information provided by Delta Dawn Pty, Ltd. as of 30th June 2008 and translated into US Dollars at $0.9605 US Dollars to one Australian Dollar.

(4)
YRMN’s property, plant, equipment and intangible assets have been recorded at fair market value in accordance with IFRS for purposes of this statement. Under U.S. GAAP these items are reported at their original historical cost basis. The increase in value based on IFRS is added to Additional paid-in capital.

APPENDIX 5	ADDITIONAL INFORMATION RELATING TO ADSL AND YARRAMAN

1.	RESPONSIBILITY STATEMENTS

1.1
The YRMN Directors, whose names are set out in paragraph 2.1 below, accept responsibility for the information contained in this document (other than the information relating to ADSL, the ADSL Directors or members of their immediate families and persons connected with the Directors). To the best of the knowledge and belief of the YRMN Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2
The ADSL Directors, whose names are set out in paragraph 2.2 below, accept responsibility for the information contained in this document relating to ADSL, the ADSL Directors, their immediate families and persons connected with the ADSL Directors. To the best of the knowledge and belief of the ADSL Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document relating to ADSL, the ADSL Directors, their immediate families and persons connected with the ADSL Directors, is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	DIRECTORS

2.1	The Directors of Yarraman are:

William J. Stubbs
Ian Long
Gary Blom

The business address of each of the YRMN Directors is c/o Yarraman Winery, Inc., Yarraman Road, Wybong, Upper Hunter Valley, New South Wales, Australia 2333, which is also the principal place of business of Yarraman.

2.2	The directors of ADSL are:

Michael Kingshott
Alan Leung Steve Wong Andrew Tan

The business address of each of the ADSL Directors is at 2379, Wu Zhong Road, Min Hang District, Shanghai, PRC 20110 which is also ADSL’S principal place of business. ADSL’s registered office is at Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

APPENDIX 5	ADDITIONAL INFORMATION RELATING TO ADSL AND YARRAMAN

2.3	The Proposed Directors of Yarraman are:

Michael Kingshott
Geoff White
Steve Wong
Aileen Pringle
Stephen Kulmar
June Boo

The business address of each of the proposed Australian Directors being Geoff White & Stephen Kulmar is c/o Yarraman Estate, Pty Ltd, Yarraman Road, Wybong, Upper Hunter Valley, New South Wales, Australia 2333, which is also the principal place of business of Yarraman.

3.	SUMMARY OF THE SERVICE CONTRACTS AND LETTERS OF APPOINTMENT OF THE YMRN DIRECTORS

Except for William Stubbs Chairman of Yarraman who receives AUD$10,000 per annum for serving as Chairman of the YRMN Board, the YRMN Directors do not receive compensation for serving in such capacity as there is currently no compensation policy in place. After completion of the Offer, the YRMN Board will discuss future Director compensation policies. Each director shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal.

The ADSL Directors who will become YRMN Directors at Closing shall hold office until the next election of directors by shareholders and until their successors are elected and qualified or until their earlier resignation or removal.

4.	DISCLOSURE OF INTERESTS AND DEALING IN SHARES

4.1	Interests in Yarraman

4.1.1
As at 24th November 2008, being the last practicable before the date of this document, the interests of the YRMN Directors, their immediate families and connected persons (within the meaning of section 252 of the Companies Act) in the share capital of Yarraman, all of which are beneficial are as follows:

Name	Number of Yarraman Shares

William J. Stubbs		75,000
Ian Long	225,000
Gary Blom		6,045,200

4.1.2	As at 24th November 2008, Geoff White and Stephen Kulmar are the beneficial owners of 8,405,676 YRMN Shares and 275,800 YRMN Shares respectively.

APPENDIX 5	ADDITIONAL INFORMATION RELATING TO ADSL AND YARRAMAN

4.2	Dealing in YRMN Shares

4.2.2	There have been no dealings for value in YRMN Shares in the last twelve months by the YRMN Directors, members of their immediate families and their connected persons.

4.2.3	There have been no dealings for value in YRMN Shares in the last twelve months by ADSL or any persons who have given irrevocable undertakings to accept the Offer.

4.3	Interests in ADSL

4.3.2
As at 24th November 2008, being the last practicable date before the date of this document, the interests of the ADSL Directors, their immediate families and connected persons (within the meaning of section 252 of the Companies Act) in the share capital of ADSL, all of which are beneficial are as follows:

Name	Number of ADSL Shares Michael Kingshott including trusts
	4,731,332	*
Steve Wong	450,000
Andrew Tan	1,039,832	**

*	Includes 339,832 ADSL shares held in the name of Michael Kingshott on behalf of Andrew Tan

**	Excludes 339,832 ADSL held by Michael Kingshott on behalf of Andrew Tan

Certain of the ADSL Directors are entitled to receive YRMN Preferred Shares in consideration of the surrender of their ADSL Options and/or waiver of rights to receive ADSL Shares. Please refer to paragraph 9 of Part II for further details. Prior to this Offer, none of the ADSL Directors, nor their immediate families or connected persons (within the meaning of section 252 of the Companies Act), have any other interest in the share capital of YRMN.

4.4	Dealing in ADSL Shares

4.4.2	There have been no dealings for value in ADSL Shares in the last twelve months by YRMN or any of the YRMN Directors, members of their immediate families and their connected persons.

4.4.3
On the 9th April 2008 Michael Kingshott acquired 80,000 ADSL Shares and on the 26th June 2008 Get Ahead Investment a company of which Michael Kingshott has a beneficiary interest in acquired 2,330,000 ADSL Shares and 225,000 for Helen Kingshott.

APPENDIX 5	ADDITIONAL INFORMATION RELATING TO ADSL AND YARRAMAN

4.4.4
Other than as stated in paragraph 4.4.3 above, there have been no dealings for value in ADSL Shares in the last twelve months by the ADSL Directors, members of their immediate families and their connected persons.

4.4.5
Other than as stated there in paragraph 4.4.3 above, there have been no dealings for value in ADSL Shares in the last twelve months by persons who have given irrevocable undertakings to accept the Offer.

5.	MARKET QUOTATIONS OF SHARES

5.1	The following table sets out the closing middle market quotations for ADSL Shares as derived from AIM:

5.1.2	the first Business Day of each of the six months prior to the date of this document;

5.1.3	15th July 2008 (the last business day before the commencement of the Offer period); and

Date	Price per Ordinary Share
(pence)

1st June 2008	20.50
1st July 2008	15.50
15th July 2008	17.50
1st August 2008	24.00
1st September 2008	21.00
1st October 2008	19.50
1st November 2008	20.00

5.2	The last sale price of YRMN Common Shares was $1.50 on 23rd April 2008.

The conversion of AUD$5.3 million debt in Yarraman into 12,000,000 YRMN Common Shares by certain shareholders of Yarraman on 30th June 2008 took place at a price of US$0.42 per YRMN Common Shares and a prevailing currency exchange rate of AU$1: US$0.95.

APPENDIX 5	ADDITIONAL INFORMATION RELATING TO ADSL AND YARRAMAN

6.	SHARE CAPITAL HISTORY OF YRMN

		Total Shares
	Number of Shares	Outstanding

10th December 1996 initial stock issuance	2,100,000	2,100,000

15th August 2005 stock dividend, 4.55 shares for each 1 share held	9,555,000	11,655,000

12th December 2005 stock cancellation by shareholders	(8,158,500)	3,496,500

22nd December 2005 issuance of shares to purchase Yarraman Australia	15,000,000	18,496,500

22nd December 2005 stock issued for finders fee	1,250,000	19,746,500

22nd December 2005 sale of stock private placement	5,253,500	25,000,000

16th July 2007 sale of stock to Officer	250,000	25,250,000

30th June 2008 shares issued to Directors, Officers and Consultants	750,000	26,000,000

30th June 2008 shares issued to convert debt to equity	12,000,000	38,000,000

7.	SUMMARY OF ARTICLES OF INCORPORATION AND BY-LAWS OF YRMN

Summary of Articles of Incorporation

Purpose: The corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

Stock: The total number of shares of authorized capital stock that may be issued by the corporation is 100,000,000, of which 90,000,000 shares are common stock, par value $0.001, and 10,000,000 shares are preferred stock, par value $0.001. Shares of preferred stock may be issued in one or more series as may be established from time to time by a resolution of the board of directors, each of which shall consist of such number of shares with such distinctive designation or title as shall be fixed by resolutions of the board of directors prior to issuance of such shares. Each such class or series of preferred stock shall have such voting powers (full or limited or no voting powers) and such preferences and relative, participating, option or other special rights and such qualifications, limitations or restrictions, as shall be stated in resolutions adopted by the board of directors providing for the issuance of such series of preferred stock.

APPENDIX 5	ADDITIONAL INFORMATION RELATING TO ADSL AND YARRAMAN

Duration: The corporation is to have perpetual existence.

Directors’ and Officers’ Liability: A director or officer shall not be personally liable to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer but liability of a director or officer shall not be eliminated or limited for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of the Articles of Incorporation by stockholders shall be prospective and shall not adversely affect any limitation on the personal liability of a director or officer for acts or omissions prior to such repeal or modification.

Indemnity: Every person who was or is, or threatened to be made, a party to, or is involved in any civil, criminal, administrative or investigative action, suit or proceeding, by reason that he or a person of whom he is the legal representative, is or was a director or officer of the corporation or serving at the request of the corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under Nevada law against all expenses, liability and loss (including attorneys’ fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right enforceable by him. Expenses incurred by an officer or director in defending an action, suit or proceeding must be paid by the corporation as incurred and in advance of the final disposition, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to indemnification by the corporation. Indemnification rights are not exclusive of any other right which directors, officers or their representatives may thereafter acquire and they shall be entitled to their respective rights of indemnification under any bylaw, agreement, stockholder vote, provision of law, or otherwise, as well as their rights under the Articles of Incorporation. Indemnification rights shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of their heirs, executors and administrators. The board of directors may adopt bylaws with respect to indemnification to provide the fullest indemnification permitted by Nevada law and may authorize the corporation to purchase and maintain insurance on behalf of any officer or director, or person serving at the request of the corporation as director or officer of another corporation, or as its representative, against any liability asserted against him incurred in such capacity, whether or not the corporation would have the power to indemnify him.

APPENDIX 5	ADDITIONAL INFORMATION
RELATING TO ADSL AND YARRAMAN

Summary of Bylaws

Stockholders

Certificates: Each stockholder is entitled to a certificate signed by or in the name of the chairman of the board of directors or the president or vice president and treasurer or secretary of the corporation certifying the number of shares owned by him and setting forth any additional statements required by the General Corporation Law of Nevada (“GCL”), including any restrictions on the transfer or registration of transfer of stock of any class or series. The corporation may issue a new certificate in place of any certificate alleged to have been lost, stolen, or destroyed, and the board of directors may require the owner, or legal representative, of any lost, stolen, or destroyed certificate to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of a new certificate.

Transfers: Upon compliance with any provisions restricting transfer or registration of transfer of stock, transfers or registration of transfers of stock shall be made only on the corporation’s stock ledger by the registered holder thereof, or by his attorney thereunto authorized by power of attorney filed with the secretary of the corporation or transfer agent or registrar, and on surrender of the certificate(s) for such shares properly endorsed and the payment of any taxes due thereon.

Record Date: For the purpose of determining the stockholders entitled to notice of or to vote at any stockholders’ meeting, or adjournment thereof, or to express consent to action in writing without a meeting, or entitled to receive dividend payment or other distribution or the allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock or for the purpose of any other lawful action, the directors may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action. If a record date is not fixed, the record date is the close of business on the day before the day on which notice is given or, if notice is waived, at the close of business on the day before the meeting is held. Determination of stockholders of record entitled to notice of or to vote at any stockholders’ meeting applies to adjournment of the meeting; provided, however, that the board may fix a new record date for the adjourned meeting. The directors must fix a new record date if the meeting is adjourned to a date more than 60 days later than the date set for the original meeting.

Meetings:

a.
Time, Place, Call: Annual meetings shall be held on the date and time and at such place within or without Nevada, as shall be fixed from time to time by the directors, provided that the first annual meeting shall be held within 13 months after the corporation’s organization, and each successive annual meeting shall be held within 13 months after the date of the preceding annual meeting. Special meetings shall be held on the date and time fixed by the directors. Annual and special meetings may be called by the directors or any officer instructed by the directors to call the meeting.

APPENDIX 5	ADDITIONAL INFORMATION
RELATING TO ADSL AND YARRAMAN

b.
Notice: Notice of all meetings shall be in writing and signed by the president, vice president or secretary, or by such other person(s) as the directors must designate. Notice must state the purpose(s), time and place of the meeting and must be delivered personally or mailed postage prepaid to each stockholder not less than 10 (20 in the case of an annual meeting) nor more than 60 days before the meeting. If mailed, it must be directed to the stockholder at his address as it appears on the corporation’s records. Any stockholder may waive notice of any meeting by a writing signed by him, or his duly authorized attorney, either before or after the meeting; and if notice is required to be given under the GCL, a waiver thereof in writing and duly signed whether before or after the time stated therein, shall be deemed equivalent thereto.

c.
Conduct: Stockholder meetings shall be presided over by one of the following officers in the order of seniority and if present and acting: the chairman of the board, vice chairman of the board, president, vice president, or, if none of the foregoing is in office and present and acting, by a chairman chosen by the stockholders. The corporation’s secretary, or in his absence, an assistant secretary, shall act as secretary of every meeting, but if neither is present, the chairman of the meeting shall appoint a secretary of the meeting.

d.	Proxy: Any stockholder may designate another person to act for him by proxy in any manner described in or authorized by GCL Section 78.355 at any meeting of stockholders.

e.
Quorum: 1/3 of the voting power present in person or by proxy, regardless of whether the proxy has authority to vote on all matters, constitutes a quorum at a stockholders’ meeting for the transaction of business unless the action to be taken requires a greater proportion. Stockholders present may adjourn the meeting despite the absence of a quorum.

f.
Voting: Each share shall entitle the holder thereof to one vote. A plurality of the votes cast shall elect directors to the board. Any other action is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition, except where the GCL, Articles of Incorporation, or Bylaws prescribe a different percentage of votes. In the election of directors, voting need not be by ballot; and, except as otherwise provided by the GCL, voting by ballot shall not be required for any other action. Stockholders may participate in a meeting by conference telephone or similar method of communication by which all persons participating in the meeting can hear each other.

g.
Action without Meetings: Except as otherwise provided by GCL, any action required or permitted to be taken at a stockholders’ meeting may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders eligible to vote, holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such action, that proportion of written consents is required.

APPENDIX 5	ADDITIONAL INFORMATION
RELATING TO ADSL AND YARRAMAN

Directors

Functions: The board of directors shall manage the business and affairs of the corporation and shall have authority to fix the compensation of the members thereof for services in any capacity.

Qualifications, Number: Each director must be at least 18 years old and need not be a stockholder or resident of Nevada. Except for the first board of directors (which shall consist of no less than 5 nor more than 15 persons), the number of directors may be fixed by action of the stockholders or directors, or, if the number is not fixed, the number shall be 5. The number of directors may be increased or decreased by action of the stockholders or directors.

Election, Term: A plurality of the votes cast shall elect directors. Directors who are elected at an election by stockholders or in the interim to fill vacancies and newly created directorships, shall hold office until the next election of directors by stockholders and until their successors are elected and qualified or until their earlier resignation or removal. In the interim between elections by stockholders, newly created directorships and any vacancies in the board, including vacancies resulting from the removal of directors for or without cause by the stockholders and not filled by said stockholders, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Meetings:

a.
Time, Place, Call: Meetings shall be held at such time and at such place, within or without Nevada, as shall be fixed by the board of directors, except that the first meeting of a newly elected board shall be held as soon after its election as the directors may conveniently assemble. No call is required for regular meetings for which time and place have been fixed. Special meetings may be called by or at the direction of the chairman, vice chairman, president or majority of directors in office.

b.
Notice: No notice is required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors. Notice, if any, need not be given to a director or committee member who submits a signed written waiver of notice before or after the time stated therein.

c.
Quorum, Action: A majority of the directors then in office, at a meeting duly assembled, shall constitute a quorum. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting. Except as the GCL, Articles of Incorporation or Bylaws otherwise provide, the act of the directors holding a majority of the voting power of the directors, present at a meeting at which a quorum is present, is the act of the board.

d.	Chairman: the chairman of the board, if any and if present and acting, shall preside at all meetings. Otherwise the vice chairman, president or any other director chosen by the board shall preside.

APPENDIX 5	ADDITIONAL INFORMATION
RELATING TO ADSL AND YARRAMAN

Removal: Any or all directors may be removed for or without cause in accordance with the GCL.

Written Actions: Any action required or permitted to be taken at a meeting of the board of directors, or any committee thereof, may be taken without a meeting if, before or after the action, a written consent thereto is signed by all the members of the board or committee.

Officers

Officers: The corporation must have a president, secretary, and treasurer and, if deemed necessary or desirable by the board or chairman or vice chairman of the board, an executive vice president, other vice presidents, assistant secretaries, assistant treasurers, and such other officers and agents with such titles as the resolution choosing them shall designate. Each of any such officers must be natural persons and must be chosen by or in the manner determined by the board of directors. Except as may otherwise be provided in the resolution choosing him, no officer other than the chairman and vice chairman of the board, if any, need be a director. Any person may hold two or more offices, as the directors may determine.

Term: Unless otherwise provided in the resolution choosing him, each officer shall be chosen for a term which shall continue until the board meeting following the next annual meeting of stockholders and until his successor is chosen or until resignation or removal before the expiration of his term. Any officer may be removed, with or without cause, by or in the manner determined by the board of directors. Any vacancy in any office may be filled by or in the manner determined by the board.

Duties, Authority: All officers shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the resolution designating such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions or instruments may be inconsistent therewith.

Control over Bylaws

Control: New bylaws may be adopted or the bylaws may be amended, altered or repealed by the stockholders. The power to amend, alter, and repeal the bylaws and to make new bylaws, other than a bylaw or amendment thereof changing the authorized number of directors, shall be vested in the board of directors subject to any bylaws adopted by the stockholders.

APPENDIX 5	ADDITIONAL INFORMATION
RELATING TO ADSL AND YARRAMAN

8.	INDUCEMENT FEE

Pursuant to the terms of the Implementation Agreement:

(i)	ADSL has agreed to pay an inducement fee of US$100,000 by way of compensation in the event that the Offer is announced on a recommended basis and, after such announcement:

(a)
the ADSL Directors do not unanimously and without qualification recommend that ADSL Shareholders accept the Offer or, if relevant, to vote in favour of accepting the Offer or it (or at any committee of the ADSL Directors) at any time withdraws or adversely modifies or qualifies its recommendation to shareholders to accept the Offer, or if relevant, vote in favour of accepting the Offer, or it (or any committee of the ADSL Shareholders) at any time decides not to proceed with the Offer;

(b)
a Third Party Transaction is announced prior to the Offer lapsing or being withdrawn, which Third Part y Transaction subsequentl y becomes or is declared wholl y unconditional or is completed within six months; or

(c)
the Offer is withdrawn, terminated, lapses or otherwise expires, or is not implemented, in any such case, as a result of ADSL being in substantial breach of its obligations under the Implementation Agreement which is so material as to have caused or to have contributed materially to such withdrawal, termination, lapse or other expiration, or failure to implement, and

(ii)	YRMN has undertaken to pay an inducement fee of US$100,000 by way of compensation in the event that, inter alia, the Offer is announced on a recommended basis and, after such announcement:

(a)
the YRMN Board does not unanimously and without qualification recommend shareholders to vote in favour of any resolution of the YRMN shareholders which is required to be passed in order to implement the proposed transaction or at any time withdraws or adversely modifies or qualifies its recommendation to shareholders, or it (or any committee of such Board) at any time decides not to proceed with the Offer; or

(b)
the Offer is withdrawn, not implemented or lapses as a result of YRMN being in substantial breach of its obligations under the Implementation Agreement which is so material as to have caused or to have contributed materially to such withdrawal, failure to implement, or lapse.

APPENDIX 5	ADDITIONAL INFORMATION
RELATING TO ADSL AND YARRAMAN

9.	MATERIAL CONTRACTS OF YRMN

(i)	The Implementation Agreement.

(ii)
Employment Agreement with Ian Long commencing 16th July 2007 which includes set annual salary and bonus structure based on performance. The contract can be terminated by either party with two months notice other than for cause.

(iii)	Loan agreement dated 22nd December 2005 with Provident Bank. Balance at 30th June 2008 of AUD$5,731,990, due on 31st December 2008, interest ranging between 10.5 per cent to 16.5 per cent.

(iv)	On 30th June 2008 Delta Dawn Pty., Ltd. converted AUD$2,900,000 of long term debt into 6,559,524 YRMN Common Shares.

(v)	On 30th June 2008 Whinners Pty., Ltd. converted AUD$2,400,000 of long term debt into 5,440,476 YRMN Common Shares.

10.	RELATED PARTY TRANSACTIONS

Upon completion of the Offer, Yarraman has agreed to acquire Jugiong Vineyard from Delta Dawn Pty., Ltd. In connection therewith, Yarraman has agreed to issue a convertible promissory note to Delta Dawn Pty., Ltd. in the amount of $6 million and has agreed to assume an outstanding loan in the amount of $5 million.

On 30th June 2008 Delta Dawn Pty., Ltd. converted AUD$2,900,000 of long term debt into 6,559,524 shares if the Company’s common stock.

Whinners Pty. Ltd., which is owned by Geoff White, a major shareholder of Yarraman has a loan agreement with Yarraman. Total original loan was AUD$3,875,000 starting on 1st July 2007 at 6.50 per cent interest. On 30th June 2008 Whinners received 5,440,476 shares in exchange for AUD$2,400,000 of the debt, leaving a remaining balance of AUD$1,475,000, which is due on 30th September 2009.

In addition, Whinners Pty., Ltd. has loaned Yarraman funds from time to time as needed.

11.	OTHER INFORMATION

Save as disclosed in this document, no agreement, arrangements or understanding exists whereby the beneficial ownership of any of the ADSL Shares to be acquired by Yarraman pursuant to the Offer will be transferred to any other person.

Evolution has given and has not withdrawn its written consent to the references to its name in the forms and contexts in which they appear.

APPENDIX 5	ADDITIONAL INFORMATION
RELATING TO ADSL AND YARRAMAN

12.	DOCUMENTS AVAILABLE FOR INSPECTION

The documents referred to below will be available for inspection at ADSL Fleet House 8-12 New Bridge Street. London. EC4V6AL. the addresses above during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) while the Offer remains open for acceptance:

•	Each of the arrangements summarised in paragraphs 9 and 10 of this Appendix 5;

•	The YRMN By-laws and articles of incorporation;

•	The Yarraman accounts filings for the periods covered in Appendix 3;

•	The ADSL accounts for 2007 and the interim statement for H1 2008;

•	The ADSL memorandum and articles;

•	The RNS announcements relating to the offer;

•	The final offer document and form of acceptance.

Date: 27th November 2008

APPENDIX 6	DEFINITIONS

The following definitions apply throughout this document, unless the context otherwise requires:

“Additional YRMN Authority”
shall mean the increase in the number of authorized YRMN Common Shares that may be issued pursuant to YRMN’s articles of incorporation to an amount as shall be sufficient to enable each New YRMN Preferred Share to convert into ten YRMN Common Shares;

“ADSL” or “Company”	Asia Distribution Solutions Limited;

“ADSL Board”	the board of directors from ADSL;

“ADSL Depository Interests”	a dematerialised depositary interest representing an entitlement to an ADSL Share;

“ADSL Directors”	the directors of ADSL as at the date of this document, being the persons whose names are set out in paragraph 8 of Part I of this document and “ADSL Director” means any one of them;

“ADSL Director Shareholders”	ADSL Directors and directors of the ADSL Subsidiaries who hold ADSL Shares or ADSL Depository Interests;

“ADSL Group”	ADSL and the Subsidiaries;

“ADSL Options”	Options to purchase ordinary shares of ADSL;

“ADSL Shares”	ordinary shares of ADSL;

“ADSL Shareholders”	holders of ADSL Shares or ADSL Depository Interests;

“ADSL Subsidiaries”	Vitality, Highland and Panda;

“AIM”	the market of that name operated by the London Stock Exchange plc;

“AIM Rules”	the AIM Rules for Companies published by the London Stock Exchange plc;

“AUD$”	Australian dollars, the official currency of Australia;

“Board”	the board of directors of YRMN;

“Capita Registrars”	a trading name of Capita Registrars Limited;

APPENDIX 6	DEFINITIONS

“Certificated”	a share or other security which is not in uncertificated form (that is, not in CREST);

“City Code”	the City Code on Takeovers and Mergers;

“Closing”	the exchange of the ADSL Shares for YRMN Shares;

“Concert Party”	has the meaning given to it in the City Code;

“Companies Act”	The Companies Act 2006 (as amended);

“CREST”	the relevant system (as defined in the CREST Regulations) of which Euroclear is the Operator (as defined in the CREST Regulations);

“CREST Manual”	the CREST Manual published by Euroclear;

“CREST member”	a person who has been admitted by Euroclear as a system member (as defined in the CREST Regulations);

“CREST participant”	a person who is, in relation to CREST, a system-participant (as defined in the CREST Regulations);

“CREST Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3775), as amended;

“CREST Sponsor”	a CREST participant admitted to CREST as a CREST sponsor;

“Delta Dawn”	Delta Dawn Pty Ltd as Trustees for the Yarraman Road Trust, the beneficiaries of which include directors and various shareholders of Yarraman; Delta Dawn is a shareholder of Yarraman Winery Inc.;

“Depository”	Capita IRG Trustees Limited;

“Disclosed”	means:

(i) as disclosed in ADSL’s report and accounts for the year ended 31st December 2007;

(ii) as publicly announced by ADSL by the delivery of an announcement to the Regulatory News Service prior to the date of the Second Announcement;

APPENDIX 6	DEFINITIONS

(iii) as disclosed in the First Announcement or the Second Announcement; or

(iv) as otherwise fairly disclosed in writing to YRMN or its advisers by or on behalf of ADSL prior to the date of the Second Announcement.

“Enlarged Group”	Yarraman, the ADSL Group and the Jugiong Vineyard;

“Evolution”	Evolution Securities China Limited;

“Euroclear”	Euroclear UK and Ireland Limited a company incorporated under the laws of England and Wales under number 2872738;

“First Announcement”	the announcement of the Office released to Regulatory Information Service on 4th September 2008;

“First Closing Date”	19th December 2008;

“Following Day Announcement”	has the meaning given to it in paragraph 2 of Part B of Appendix 1

“Highland”	Highland Mist Holdings Limited, a company registered in the British Virgin Islands with company number 1454985;

“HORECA”	A business term that is a concatenation of the words Hotel/ Restaurant/café, which refers to a sector of the food service industry, that is to establishments that prepare and serve food and beverages;

“Implementation Agreement”
the implementation agreement dated 4th September 2008 made between YRMN and ADSL (and the amendment thereto dated 31st October 2008) under which the parties thereto agreed to adopt certain provisions of the City Code in relation to the Offer;

“Independent Competing Offer”
means an offer, tender offer, scheme of arrangement, recapitalisation or other transaction for or in respect of some or all of the ADSL Shares which is made by a party which is not an associate (as defined in the City Code) of YRMN and shall include, without limitation, an announcement of such a transaction (or potential transaction) (whether or not subject to any preconditions);

APPENDIX 6	DEFINITIONS

“Jugiong Vineyard”	the Jugiong Vineyard located over two blocks of land totaling 650 acres comprising the Wirrilla Homestead and Wirrilla Point Block, with 475 acres under vines;

“New World”	areas outside the traditional wine-growing areas of Europe, in particular Argentina, Australia, Chile, New Zealand, South Africa and the USA;

“New YRMN Common Shares”	new YRMN Common Shares to be allotted and issued, credited as fully paid, to the ADSL Shareholders other than the ADSL Director Shareholders as consideration under the Offer;

“New YRMN Preferred Shares”
Series A Convertible Preferred Stock of Yarraman, par value $.001 per share, each share carrying the rights of ten YRMN Common Shares and automatically convertible into ten YRMN Common Shares upon the granting by YRMN of the Additional Authority to be allotted and issued, credited as fully paid, to the ADSL Director Shareholders as consideration under the Offer;

“New YRMN Shares”	together t h e New YRMN Common S hares and t h e YRMN Preferred Shares;

“Offer”
the offer by YRMN to acquire the entire issued and to be issued share capital of ADSL on the terms and subject to the conditions set out in this document and the Form of Acceptance and, where the context so requires, any subsequent revision, variation, extension or renewal thereof;

“Panda”	Panda Express China Limited, a company registered in the British Virgin Islands with company number 1034943;

“Pink Sheets”
The Pink Sheets is a centralized quotation service that collects and publishes market maker quotes for OTC securities in real time. Pink Sheets is a nexus of OTC dealer markets that enhances price transparency in the OTC markets so investors can more efficiently buy and sell OTC securities. Pink Sheets is owned and operated by Pink OTC Markets Inc.;

“PRC”	the People’s Republic of China;

“Proposed Directors”	the board of Yarraman following completion of the Offer, being Michael Kingshott, Geoff White, Steve Wong, Aileen Pringle, June Boo and Stephen Kulmar;

APPENDIX 6	DEFINITIONS

“Questionnaire”	the Selling Shareholder Questionnaire to be completed by each ADSL Shareholder;

“RMB”	Reminbi, the official currency of China;

“Securities Act”	the Securities Act of 1933, as amended, of the USA;

“SEC”	the Securities and Exchange Commission of the USA;

“SEC Rules”	the Rules and Regulations of the SEC;

“Second Announcement”	an updating announcement relating to the Offer released to a Regulatory Information Service on 31st October 2008;

“Stock Withdrawal”	a properly authenticated dematerialised instruction in respect of a transaction type referred to in the CREST Manual as a stock withdrawal;

“TBC (Shanghai) Ltd”	a company incorporated in China with company number 3101032000696;

“Third Party Transaction”
means an offer or proposal (as amended or revised from time to time and whether or not subject to any pre-conditions and howsoever implemented) made (i) by a third party not acting in concert with YRMN, for 50 per cent or more of the issued share capital of ADSL or any class thereof (other than those shares owned or contracted to be acquired by the person making such offer and its associates); or (ii) which involves, in any such case, a change of control of ADSL (other than the acquisition of control by YRMN and/or a person acting in concert with YRMN) or which involves the disposal of any interest in a material part (being not less than 75 per cent);

“Uncertificated Form”	a depository interest or other security which is held in CREST;

“USA” or “U.S.”	United States of America;

“US$”	United States dollars, the official currency of the USA;

“Vitality”	Vitality Development Holding Limited, a company registered in the British Virgin Islands with company number 1027729;

APPENDIX 6	DEFINITIONS

“Yarraman” or “YRMN”	Yarraman Winery Inc., a company registered in Nevada, USA whose address is at 700 Yarraman Road, Wybong, Upper Hunter Valley, New South Wales, Australia 2333;

“YRMN Board”	the board of directors of YRMN;

“YRMN Common Shares”	shares of common stock of Yarraman, par value $.001 per share; and

“YRMN Directors”	the Directors of YRMN as at the date of this document, being the persons whose names are set out in Part II of this document and “YRMN Director” means any one of them.